Exhibit 10.8

Execution Version

Published Deal CUSIP Number: 46014RAN7

Published Facility CUSIP Number: 46014RAP2

AMENDED AND RESTATED CREDIT AGREEMENT

among

GRAPHIC PACKAGING INTERNATIONAL, LLC,

as Borrower

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO

and

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of January 1, 2018

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

BNP PARIBAS SECURITIES CORP.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	34
1.3	Times of Day	35
1.4	Limited Conditionality Acquisitions and Financial Covenants	35

SECTION 2. AMOUNT AND TERMS OF LOANS		35

2.1	The Loans	35
2.2	Conversions and Continuations of Loans	35
2.3	Repayment of Loans; Evidence of Debt	37

SECTION 3. [RESERVED]		38

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS		38

4.1	Interest Rates and Payment Dates	38
4.2	Optional and Mandatory Prepayments	39
4.3	Administrative Agent’s Fee; Other Fees	41
4.4	Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin	41
4.5	Inability to Determine Interest Rate	42
4.6	Payments Generally; Administrative Agent’s Clawback	43
4.7	Illegality	44
4.8	Requirements of Law	44
4.9	Taxes	46
4.10	Indemnity	53
4.11	Certain Rules Relating to the Payment of Additional Amounts	54

SECTION 5. REPRESENTATIONS AND WARRANTIES		55

5.1	Financial Condition	55
5.2	No Change; Solvent	56
5.3	Existence; Compliance with Law	56
5.4	Power; Authorization; Enforceable Obligations	56
5.5	No Legal Bar	57
5.6	No Material Litigation	57
5.7	No Default	57
5.8	Ownership of Property; Liens	57
5.9	Intellectual Property	58
5.10	No Burdensome Restrictions	58
5.11	Taxes	58
5.12	Federal Regulations	58
5.13	ERISA	58

5.14	Collateral	59
5.15	Investment Company Act; Other Regulations	59
5.16	Subsidiaries	60
5.17	[Reserved]	60
5.18	Environmental Matters	60
5.19	No Material Misstatements	61
5.20	Labor Matters	62
5.21	[Reserved]	62
5.22	EEA Financial Institutions	62
5.23	Borrower ERISA Status	62

SECTION 6. CONDITIONS PRECEDENT		62

6.1	Conditions to Effectiveness	62

SECTION 7. AFFIRMATIVE COVENANTS		62

7.1	Financial Statements	63
7.2	Certificates; Other Information	64
7.3	Payment of Obligations	66
7.4	Conduct of Business and Maintenance of Existence	66
7.5	Maintenance of Property; Insurance	66
7.6	Inspection of Property; Books and Records; Discussions	67
7.7	Notices	67
7.8	Environmental Laws	68
7.9	After-Acquired Real Property and Fixtures; Additional Guarantors; Release of Collateral	69
7.10	Approvals and Authorizations	72
7.11	Conditions Subsequent	72

SECTION 8. NEGATIVE COVENANTS		72

8.1	Financial Covenants	72
8.2	Limitation on Indebtedness	73
8.3	Limitation on Liens	77
8.4	[Reserved]	80
8.5	Limitation on Fundamental Changes	80
8.6	Limitation on Sale of Assets	81
8.7	Limitation on Restricted Payments	83
8.8	Limitation on Investments, Loans and Advances	85
8.9	Limitations on Certain Acquisitions	87
8.10	[Reserved]	87
8.11	Limitation on Sale and Leaseback Transactions	87
8.12	[Reserved]	87
8.13	Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents	87
8.14	Limitation on Changes in Fiscal Year	88
8.15	Limitation on Negative Pledge Clauses	88
8.16	Limitation on Lines of Business	89

8.17	Limitations on Currency and Commodity Hedging Transactions	89

SECTION 9. EVENTS OF DEFAULT		90

SECTION 10. ADMINISTRATIVE AGENT		94

10.1	Appointment and Authority	94
10.2	Rights as a Lender	94
10.3	Exculpatory Provisions	94
10.4	Reliance by Administrative Agent	95
10.5	Delegation of Duties	96
10.6	Resignation of Administrative Agent	96
10.7	No Other Duties, Etc.	97
10.8	Administrative Agent May File Proofs of Claim; Credit Bidding	97
10.9	Collateral and Guaranty Matters	98
10.10	Other Secured Parties	99
10.11	Lender ERISA Status	100

SECTION 11. MISCELLANEOUS		102

11.1	Amendments and Waivers	102
11.2	Notices; Effectiveness; Electronic Communication	105
11.3	No Waiver; Cumulative Remedies	107
11.4	Survival of Representations and Warranties	107
11.5	Payment of Expenses and Taxes	108
11.6	Successors and Assigns	110
11.7	Sharing of Payments by Lenders	115
11.8	Non-Reliance on Administrative Agent and Other Lenders	115
11.9	Judgment	116
11.10	Right of Set-Off	116
11.11	Counterparts	117
11.12	Severability	117
11.13	Integration	117
11.14	GOVERNING LAW	117
11.15	Submission To Jurisdiction; Waivers	117
11.16	No Advisory or Fiduciary Responsibility	118
11.17	WAIVER OF JURY TRIAL	118
11.18	Confidentiality	119
11.19	Existing Credit Agreement Amended and Restated; Designation	119
11.20	USA PATRIOT Act Notice	120
11.21	Electronic Execution of Assignments and Certain Other Documents	120
11.22	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	121

SCHEDULES

A	Administrative Agent’s Office, Certain Addresses for Notices
B	Immaterial Subsidiaries
2.1	Applicable Percentages
5.2	Material Adverse Effect Disclosure
5.4	Consents Required
5.6	Litigation
5.8	Real Property
5.9	Intellectual Property Claims
5.16	Subsidiaries
5.18	Environmental Matters
7.11	Conditions Subsequent
8.2(j)	Permitted Indebtedness
8.3(j)	Permitted Liens
8.6(i)	Permitted Asset Sales
8.8(c)	Permitted Investments
11.6(f)	Voting Participants

EXHIBITS

A	Form of Note
B	Form of Mortgage
C	Form of U.S. Tax Compliance Certificate
D	Form of Assignment and Assumption
E	Form of Solvency Certificate
F	Form of Prepayment Option Notice
G	Form of Loan Notice
H	[Reserved]
I	[Reserved]
J	[Reserved]
K	[Reserved]
L	Form of Notice of Loan Prepayment

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 1, 2018 and effective as of the Effective Date, among GRAPHIC PACKAGING INTERNATIONAL, LLC, a Delaware limited liability company (the “Borrower” or the “Company”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”) and BANK OF AMERICA, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The parties hereto hereby agree as follows:

WHEREAS, the Borrower, the lenders party thereto (the “Existing Lenders”) and Bank of America, N.A., as administrative agent, entered into that certain Credit Agreement dated as of December 8, 2017 (as in effect on the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made available to IPC term loans in an aggregate principal amount equal to $660,000,000 (the “Existing Term Loans”), which Existing Term Loans were assumed by the Borrower pursuant to the Assumption Agreement in connection with the Partnership Transaction;

WHEREAS, in consideration of the consent by the Administrative Agent and the Lenders to the assumption by the Borrower of the Existing Term Loans, the parties have agreed to amend and restate the Existing Credit Agreement as set forth herein and for the Loan Parties to grant Liens on the Collateral for the benefit of the Secured Parties as contemplated hereby;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Acceleration”: as defined in subsection 9(e).

“Accounts”: as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to the Borrower and its Domestic Subsidiaries, all such Accounts of such Persons, whether now existing or existing in the future, including, without limitation, (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including, without limitation, all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including, without limitation, returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Act”: as defined in subsection 11.20.

“Additional Notes”: the collective reference to any bonds, high yield notes or other similar Indebtedness issued or incurred pursuant to subsection 8.2(c), (d), (e)(ii) or (e)(iii).

“Adjustment Date”: each date on or after April 1, 2018 that is the second Business Day following receipt by the Lenders of both (a) the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, for the most recently completed fiscal period and (b) the related compliance certificate required to be delivered pursuant to subsection 7.2(a) with respect to such fiscal period.

“Administrative Agent”: as defined in the introductory paragraph hereto.

“Administrative Agent’s Office”: the Administrative Agent’s address and, as appropriate, account as set forth on Schedule A, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Eurocurrency Loans”: as defined in subsection 4.7.

“Affected Eurocurrency Rate”: as defined in subsection 4.5.

“Affiliate”: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, for purposes of the definition of “Synthetic Purchase Agreement”, “Affiliate” shall mean, as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of the above proviso, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person (“Voting Stock”) or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise; provided, however, that neither IPC nor its Affiliates shall constitute an Affiliate of Holding or any Subsidiary thereof hereunder unless such Persons own or control, in the aggregate, 30% or more of the Voting Stock of Holding or any Subsidiary thereof.

“Agreement”: this Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to Holding or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Applicable Margin”: the rate per annum is determined as follows: during the period from the Effective Date until the first Adjustment Date, the Applicable Margin shall equal (A) with respect to Base Rate Loans, 0.50% per annum and (B) with respect to Eurocurrency Loans, 1.50% per annum. The Applicable Margins will be adjusted on each subsequent Adjustment Date to the applicable rate per annum set forth under the heading “Applicable Margin for Base Rate Loans” or “Applicable Margin for Eurocurrency Loans” on the applicable Pricing Grid which corresponds to the Consolidated Total Leverage Ratio determined from the financial statements and compliance certificate relating to the end of the fiscal quarter immediately preceding such Adjustment Date; provided that in the event that the financial statements required to be delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and the related compliance certificate required to be delivered pursuant to subsection 7.2(a), are not delivered when due, then

(i) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered (without giving effect to any applicable cure period) and the Applicable Margin increases from that previously in effect as a result of the delivery of such financial statements, then the Applicable Margin during the period from the date upon which such financial statements were required to be delivered (without giving effect to any applicable cure period) until the date upon which they actually are delivered shall, except as otherwise provided in clause (iii) below, be the Applicable Margin as so increased;

(ii) if such financial statements and certificate are delivered after the date such financial statements and certificate were required to be delivered and the Applicable Margin decreases from that previously in effect as a result of the delivery of such financial statements, then such decrease in the Applicable Margin shall not become applicable until the date upon which the financial statements and certificate actually are delivered; and

(iii) if such financial statements and certificate are not delivered prior to the expiration of the applicable cure period, then, effective upon such expiration, for the period from the date upon which such financial statements and certificate were required to be delivered (after the expiration of the applicable cure period) until two Business Days following the date upon which they actually are delivered, (x) the Applicable Margin shall be 1.00% per annum, in the case of Base Rate Loans, and 2.00% per annum, in the case of Eurocurrency Loans (it being understood that the foregoing shall not limit the rights of the Administrative Agent and the Lenders set forth in Section 9).

In addition, at all times while an Event of Default shall have occurred and be continuing, the Applicable Margin shall not decrease from that previously in effect as a result of the delivery of such financial statements and certificate.

“Applicable Percentage”: the percentage (carried out to the ninth decimal place) of the Facility represented by such Lender’s Loans at such time.

“Approved Fund”: any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers”: each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement) and BNP Paribas Securities Corp., each in its capacity as joint lead arranger.

“Asset Sale”: any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, through a Sale and Leaseback Transaction) (a “Disposition”) by the Borrower or any of its Subsidiaries, in one or a series of related transactions, of any real or personal, tangible or intangible, property (including, without limitation, Capital Stock) of the Borrower or such Subsidiary to any Person (other than to the Borrower or any Subsidiary Guarantor).

“Assignee Group”: two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption”: an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by subsection 11.6(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent and the Borrower.

“Assumption Agreement”: the Novation and Assumption Agreement, dated as of the Partnership Closing Date, among the Borrower, IPC and the Administrative Agent, pursuant to which the Borrower assumed all of the rights and obligations of IPC as borrower under the Existing Credit Agreement, including the Existing Term Loans.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America”: Bank of America, N.A. and its successors.

“Base Rate”: for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include “plan assets” (as defined by ERISA Section 3(42)) of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing or any committee thereof duly authorized to act on behalf of such board, manager or managing member, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Bond Prepayment”: as defined in subsection 8.13(a).

“Book Manager”: each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and BNP Paribas Securities Corp., each in its capacity as joint bookrunner.

“Borrower”: as defined in the introductory paragraph hereto.

“Borrower Materials”: as defined in subsection 7.2.

“Borrower Obligations”: the collective reference to all obligations and liabilities of the Borrower and the other Loan Parties in respect of the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower and the other Loan Parties to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Loan Documents, any Secured Hedge Agreement, any Secured Cash Management Agreement, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any Secured Cash Management Agreement, or a termination of any transaction entered into pursuant to a Secured Hedge Agreement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by any Loan Party pursuant to the terms of this Agreement or any other Loan Document).

“Building”: as defined in Section 208.25 of Regulation H of the Board.

“Business Day”: any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed for business and, if such day relates to any interest rate setting as to a Eurocurrency Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day that is also a London Banking Day.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof and/or mutual funds investing primarily in such securities, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by Standard & Poor’s Financial Services LLC (a subsidiary of The McGraw-Hill Companies, Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors of the Borrower (or Board of Directors of Holding, as appropriate), in each case provided in clauses (a), (b), (c) and (e) above only, maturing within twelve months after the date of acquisition.

“Cash Management Agreement”: any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank”: any Person that, (a) at the time it enters into a Cash Management Agreement with a Loan Party, is or concurrently therewith becomes a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender on the Effective Date, is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement (even if, in either case, such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Change of Control”: the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall be the “beneficial owner” of shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of Holding; (b) Holding shall cease to own, directly or indirectly, at least 65% of the Capital Stock of the Borrower (or any successor to the Borrower permitted pursuant to subsection 8.5); (c) the Board of Directors of Holding shall cease to consist of a majority of the Continuing Directors; or (d) a “Change of Control” as defined in any Indenture under which any Existing Notes or Additional Notes are then outstanding; as used in this paragraph “Voting Stock” shall mean shares of Capital Stock entitled to vote generally in the election of the Board of Directors.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Release Date” means (a) the date, after the Effective Date, or (b) the date, after each Collateral Re-Pledge Date, in each case, on which the Debt Ratings shall reach at least (i) BBB- by S&P and Ba1 by Moody’s or (ii) BB+ by S&P and Baa3 by Moody’s, in each case with a “stable” or “positive” outlook.

“Collateral Release Period”: any period from and including the Collateral Release Date to the Collateral Re-Pledge Date, if any, or, if no Collateral Re-Pledge Date has occurred, the Termination Date.

“Collateral Re-Pledge Date”: the date, after any Collateral Release Date, on which (a) either of the Debt Ratings, as determined by either S&P or Moody’s, shall be BB or lower or Ba2 or lower, respectively, (b) the Debt Ratings, as determined by both S&P and Moody’s, shall be BB+ or lower and Ba1 or lower, respectively, or (c) the Borrower only has one, or does not have any, Debt Ratings.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Company”: as defined in the introductory paragraph hereto.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Indebtedness/Securitization”: at the date of determination thereof, the sum (without duplication) of (a) Consolidated Long Term Debt, plus (b) Consolidated Short Term Debt, plus the then outstanding aggregate net proceeds of Receivables then held by one or more Receivables Entities pursuant to one or more Permitted Securitization Transactions then in effect in excess of the Dollar Equivalent of $300,000,000.

“Consolidated Interest Expense”: for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, but in any event excluding any amortization or write off of financing costs) on Indebtedness of the Borrower and its consolidated Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Borrower and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP; provided that in the event of the consummation of any Permitted Securitization Transaction, “Consolidated Interest Expense” shall be adjusted to include (without duplication) an amount equal to the interest (or other fees in the nature of interest or discount accrued and paid or payable in cash for such period) on such Permitted Securitization Transaction.

“Consolidated Interest Expense Ratio”: for any Test Period, the ratio of (a) EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Long Term Debt”: at the date of determination thereof, all long term Indebtedness of the Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet.

“Consolidated Net Income”: for any period, (a) net income of the Borrower and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP plus (b) any non-cash expense, charge or cost (other than depreciation expense and amortization of intangible asset expense but in any event including any impairment charge or write-down of other assets) minus (c) any non-cash gain increasing Consolidated Net Income for such period.

“Consolidated Senior Secured Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Indebtedness/Securitization, as of such date of determination excluding therefrom all Consolidated Indebtedness/Securitization that is either unsecured or, if secured, the Liens securing same are expressly subordinated to the Liens securing the Obligations on terms satisfactory to the Administrative Agent to (b) EBITDA for the Test Period most recently ended on or before such date; provided that the Borrower shall be permitted to subtract from the amount of Consolidated Indebtedness/Securitization in clause (a) above up to $125,000,000 of Unencumbered Cash and Cash Equivalents of the Borrower and its Subsidiaries.

“Consolidated Short Term Debt”: at the date of determination thereof, all short term Indebtedness of the Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet.

“Consolidated Tangible Assets”: at the date of determination thereof, the difference of (a) the consolidated total assets of the Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter for which an Adjustment Date has occurred minus (b) the intangible assets (including, without limitation, customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs) of the Borrower and its consolidated Subsidiaries as determined on a consolidated basis in accordance with GAAP as of the end of the most recent fiscal quarter for which an Adjustment Date has occurred.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Indebtedness/Securitization as of such date to (b) EBITDA for the Test Period most recently ended on or before such date; provided that the Borrower shall be permitted to subtract from the amount of Consolidated Indebtedness/Securitization in clause (a) above up to $125,000,000 of (or, solely for the purpose of calculating the Consolidated Total Leverage Ratio for the determination of the maximum aggregate amount of Restricted Payments permitted pursuant to subsection 8.7(i) (the “RP Calculation”), on a pro forma basis after giving effect to the making of the proposed Restricted Payment, 100% of) Unencumbered Cash and Cash Equivalents of the Borrower and its Subsidiaries.

“Continuing Directors”: the directors of Holding on the Effective Date, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of Holding is recommended or approved by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: other than for purposes of the proviso to the definition of “Affiliate”, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension”: the borrowing of the Loans.

“Debt Rating”: (a) the corporate family debt rating of the Borrower, as determined by Moody’s or (b) the corporate family debt rating of the Borrower, as determined by S&P, as applicable.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”: as defined in subsection 9(e).

“Default Rate”: an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, then applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Loan and interest with respect thereto, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Designated Borrower”: any Subsidiary of the Borrower that is or becomes a “Designated Borrower” pursuant to (and as defined in) the GPI Credit Agreement as in effect on the Effective Date.

“Designated Jurisdiction”: any country or territory to the extent that such country or territory that is, or whose government is, the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Disposition”: as defined in the definition of the term “Asset Sale” in this subsection 1.1.

“Disqualified Stock”: with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Sale) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Sale), in whole or in part, in each case on or prior to the Facility Termination Date.

“Dollar Equivalent”: (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent, at such time on the basis of the spot rate customarily used by the Administrative Agent for the purchase of Dollars with such alternative currency.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower which is not a Foreign Subsidiary.

“EBITDA”: for any period, Consolidated Net Income for such period adjusted to exclude from the determination of “Consolidated Net Income” the following items (without duplication) of income or expense to the extent that such items are included in the determination of “Consolidated Net Income”: (a) Consolidated Interest Expense, (b) any non-cash expenses and charges, (c) total income tax expense, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with Statement of Financial Accounting Standards No. 141 and 142), (f) non-cash provisions for reserves for discontinued operations, (g) any extraordinary, unusual and/or non-recurring gains, losses, charges, expenses, debits or credits (including, but not limited to, integration costs, restructuring costs (including plant closing and severance costs), plant start-up costs, employee relocation costs, and new system design and implementation costs), (h) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (i) any income or loss accounted for by the equity method of accounting (except, in the case of income, to the extent of the amount of cash dividends or cash distributions paid to the Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting), (j) litigation costs and expenses for non-ordinary course litigation, (k) all transaction costs and expenses (including retention, completion or transaction bonuses paid to key employees) incurred in connection with any capital markets transaction including any acquisition or other investment, issuance of equity or debt transaction or disposition of assets, whether or not such transaction is ultimately consummated, (l) losses or gains on any discontinued operations, (m) the write-off of financing costs and other costs associated with, or premiums paid in connection with, the early extinguishment of indebtedness, (n) any foreign currency transaction gains, (o) to the extent covered by insurance, expenses with respect to liability or casualty events or business interruption and (p) any unrealized gain or loss with respect to payment obligations pursuant to (i) Interest Rate Protection Agreements or (ii) Permitted Hedging Arrangements pertaining to foreign currency transactions. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Senior Secured Leverage Ratio or the Consolidated Total Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Partnership Transaction shall have been consummated or the Borrower or any of its Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto making adjustments that are either (A) in accordance with Regulation S-X or (B) otherwise address anticipated costs savings or synergies relating to any such transaction (which costs savings or synergies shall be limited to the extent reasonably anticipated to be realized and supportable in the good faith judgment of the Borrower and actions necessary for realization thereof have been taken or are to be taken within 18 months of the applicable transaction) as determined in good faith by the chief financial officer or treasurer of the Borrower and approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), in each case, as if such transaction occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock (or other ownership interests) of a Person and (y) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock (or other ownership interests) of a Person and (y) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $10,000,000.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: the date on which all the conditions precedent set forth in subsection 6.1 shall be satisfied or waived.

“Eligible Assignee”: any Person that meets the requirements to be an assignee under subsections 11.6(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under subsection 11.6(b)(iii)).

“Elevated Ratio Period”: as defined in subsection 7.1(a).

“Environmental Costs”: any and all costs or expenses (including, without limitation, attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any violation of, noncompliance with or liability under any Environmental Laws or any orders, requirements, demands, or investigations of any person related to any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Base Rate”: as defined in the definition of “Eurocurrency Rate.”

“Eurocurrency Loans”: a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”.

“Eurocurrency Rate”: a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate

1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR or a comparable or successor rate approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent. The Administrative Agent does not warrant, nor accept responsibility, nor shall it have any liability with respect to the administration, submission or any other matter related to LIBOR or any comparable or successor rate referenced in this definition above. Notwithstanding the foregoing, if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Reserve Percentage”: for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Subsidiary”: (a) any Subsidiary of which the Borrower owns, directly or indirectly through one or more Wholly Owned Subsidiaries, less than 90% of the Capital Stock of such Subsidiary, (b) any Subsidiary that is prohibited by applicable law from guaranteeing the Obligations, (c) any Insignificant Subsidiary and (d) any Immaterial Subsidiary; provided that in no event shall any Subsidiary that is an issuer of, or a guarantor of, the Existing GPI Facilities, any Existing Notes or any Additional Notes (other than an Insignificant Subsidiary or an Immaterial Subsidiary) be an Excluded Subsidiary.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee Obligation of such Subsidiary Guarantor with respect to, or the grant by such Subsidiary Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee Obligation with respect thereto) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to subsection 9.17 of the Guarantee and Collateral Agreement and any other “keepwell, support or other agreement” for the benefit of such Subsidiary Guarantor and any and all guarantees of such Subsidiary Guarantor’s Swap Obligations by other Loan Parties) at the time the Guarantee Obligation of such Subsidiary Guarantor, or a grant by such Subsidiary Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee Obligation or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Existing Credit Agreement”: as defined in the recitals hereto.

“Existing GPI Facilities”: credit facilities under the GPI Credit Agreement.

“Existing Note Indentures”: the collective reference to the following: (a) the 2013 Senior Notes Indenture, (b) the 2014 Senior Notes Indenture and (c) the 2016 Senior Notes Indenture, and, in each case, any refinancing, replacement, or substitution thereof, in whole or in part in accordance with subsection 8.2 or 8.13.

“Existing Lenders”: as defined in the recitals hereto.

“Existing Notes”: the collective reference to the following: (a) the 2013 Senior Notes, (b) the 2014 Senior Notes and (c) the 2016 Senior Notes, and, in each case, any refinancing, replacement, or substitution thereof, in whole or in part in accordance with subsection 8.2 or 8.13.

“Existing Term Loans”: as defined in the introductory paragraph hereto.

“Facility”: at any time, the term loan facility provided in this Agreement in the aggregate amount of the Loans of all Lenders outstanding at such time.

“Facility Termination Date”: the date as of which all Obligations have been paid in full (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank have been made).

“Farm Credit Lender”: a lending institution chartered or otherwise organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.

“FASB ASC”: the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate”: for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent.

“FEMA”: the Federal Emergency Management Agency of the United States Department of Homeland Security.

“Financial Covenants”: the covenants set forth in subsection 8.1.

“Financing Lease”: subject to subsection 1.2(b)(ii), any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee; provided, that the Specified Lease shall be excluded from such definition regardless of whether it would otherwise be required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 and the Biggert –Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Foreign Lender”: any Lender that is not organized under the laws of the United States of America or a state thereof.

“Foreign Subsidiary”: any Subsidiary of the Borrower which is organized and existing under the laws of any jurisdiction outside of the United States of America or that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: Graphic Packaging International Holding, LLC, a Delaware limited liability company, Graphic Packaging International Enterprises, LLC, a Colorado limited liability company, and any other Subsidiary of the Borrower that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

“Fund”: any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP”: generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GPI Credit Agreement”: the Third Amended and Restated Credit Agreement of the Borrower and certain subsidiaries, and Bank of America, N.A., as Administrative Agent, dated on or about the Partnership Closing Date, as the same may be amended, restated, modified, supplemented, refinanced, replaced and/or extended, in whole or in part, with the same or different lenders or agents, in each case, to the extent not prohibited by the terms hereof.

“GPI Incremental Facility”: an “Incremental Facility” under and as defined in the GPI Credit Agreement as in effect on the Effective Date.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the European Union or the European Central Bank.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Administrative Agent as of the date hereof and to be effective as of the Effective Date, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor Obligations”: with respect to any Guarantor, the collective reference to (i) the Obligations guaranteed by such Guarantor pursuant to Section 2 of the Guarantee and Collateral Agreement and (ii) all obligations and liabilities of such Guarantor that may arise under or in connection with the Guarantee and Collateral Agreement, any other Loan Document, any Secured Hedge Agreement or any Secured Cash Management Agreement to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by such Guarantor pursuant to the terms of the Guarantee and Collateral Agreement or any other Loan Document); provided that the “Guarantor Obligations” of a Subsidiary Guarantor shall exclude any Excluded Swap Obligations with respect to such Subsidiary Guarantor.

“Guarantors”: the collective reference to Intermediate Holding and each Subsidiary of the Borrower (other than the Philanthropic Fund, any Foreign Subsidiary, any Subsidiary of a Foreign Subsidiary, any Receivables Subsidiary and any Excluded Subsidiary), which is from time to time party to the Guarantee and Collateral Agreement; individually, a “Guarantor”.

“Hedge Banks”: any Person that, (a) at the time it enters into an Interest Rate Protection Agreement, a Permitted Hedging Arrangement or another currency hedging agreement or arrangement with a Loan Party, is or concurrently therewith becomes a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender on the Effective Date, is a party to an Interest Rate Protection Agreement, Permitted Hedging Arrangement or other currency hedging agreement or arrangement with a Loan Party, in each case in its capacity as a party to such Interest Rate Protection Agreement, Permitted Hedging Arrangement or other currency hedging agreement or arrangement (even if, in either case, such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender).

“Holding”: Graphic Packaging Holding Company, a Delaware corporation.

“Immaterial Subsidiary”: each Subsidiary set forth on Schedule B; provided that, (a) a Subsidiary may only be an Immaterial Subsidiary for so long as it does not (i) conduct, transact or otherwise engage in any business or operations that constitute core business operations of the Borrower and its Subsidiaries, taken as a whole, or (ii) provide a material contribution to EBITDA; (b) the aggregate amount of Investments made by the Borrower and its Subsidiaries in all Immaterial Subsidiaries (including any Subsidiaries of an Immaterial Subsidiary) after the Effective Date shall not exceed $10,000,000; and (c) in the event that either condition described in clause (a) or clause (b) of this definition is not satisfied, the Borrower shall (x) promptly, and in any event within 30 days of becoming aware of such failure, notify the Administrative Agent thereof, and (y) except to the extent the applicable Subsidiary or Subsidiaries otherwise qualify as an “Excluded Subsidiary” or “Excluded Subsidiaries”, as the case may be, promptly deliver to the Administrative Agent all documents specified in subsection 7.9(b) with respect thereto.

“Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of subsection 8.2 and subsection 9(e) only, and not, among other things, for purposes of the calculation of Financial Covenants, all obligations of such Person in respect of interest rate protection agreements, interest rate futures, interest rate options, interest rate caps and any other interest rate hedge arrangements, (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (g) all Guarantee Obligations of such Person in respect of any of the foregoing.

“Individual Prepayment Amount”: as defined in subsection 4.2(g).

“Indentures”: the collective reference to the Existing Note Indentures and any indenture or indentures executed in connection with any Additional Notes.

“Insignificant Subsidiary”: any Subsidiary of the Borrower that neither has total assets (including Capital Stock of other Subsidiaries) with a book value of 5.0% or more of the consolidated total assets of the Borrower and its Subsidiaries nor generated EBITDA (nor owns Capital Stock of any Subsidiary that generated EBITDA) in excess of 5.0% of the EBITDA of the Borrower and its Subsidiaries for the period of four fiscal quarters most recently completed; provided that (A) the book value of all assets of all Insignificant Subsidiaries (including Capital Stock of other Subsidiaries) may not in the aggregate exceed 5.0% or more of the consolidated total assets of the Borrower and its Subsidiaries and (B) the EBITDA generated by all Insignificant Subsidiaries and their Subsidiaries for the period of four fiscal quarters most recently completed may not in the aggregate exceed 5.0% of the EBITDA of the Borrower and its Subsidiaries.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in subsection 5.9.

“Intercreditor Agreement”: the Pari Passu Intercreditor Agreement delivered to the Administrative Agent as of the date hereof and to be effective as of the Effective Date, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Interest Payment Date”: (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Termination Date; provided, however, that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each January, April, July and October and the Termination Date.

“Interest Period”: as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on (i) the date one week or one, two, three or six months thereafter, in each case as selected by the Borrower in its Loan Notice, or (ii) such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Termination Date.

“Interest Rate Protection Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement in form and substance, and for a term, reasonably satisfactory to the Administrative Agent and with (a) any Lender (or any Affiliate thereof) or (b) any financial institution reasonably acceptable to the Administrative Agent, to or under which the Company, or any other Loan Party is or becomes a party or a beneficiary; provided that if the Administrative Agent determines the form, substance, and term to be reasonably satisfactory or any financial institution to be reasonably acceptable, such determination shall be irrevocable as to any Interest Rate Protection Agreement determined to be satisfactory.

“Intermediate Holding”: Graphic Packaging International Partners, LLC, a Delaware limited liability company, and the direct parent of the Borrower.

“Inventory”: as defined in the Uniform Commercial Code as in effect in the State of New York from time to time; and, with respect to the Borrower and its Domestic Subsidiaries, all such Inventory of the Borrower and such Domestic Subsidiaries (other than any Receivables Subsidiary), including, without limitation: (a) all goods, wares and merchandise held for sale or lease (including, without limitation, all paper and paperboard products); and (b) all goods returned or repossessed by the Borrower or such Domestic Subsidiaries.

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment”: as defined in subsection 8.8.

“IPC”: International Paper Company, a New York corporation.

“Laws”: collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders”: as defined in the introductory paragraph hereto.

“Lending Office”: as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR”: as defined in the definition of “Eurocurrency Rate”.

“Lien”: any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Limited Conditionality Acquisition”: an Investment or an acquisition permitted by subsection 8.8 and/or subsection 8.9, as the case may be, that is not conditioned on the availability of, or on obtaining, third-party financing (as notified by the Borrower to the Administrative Agent at least 10 Business Days (or such lesser period as may be permitted by the Administrative Agent) prior to the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Investment or other acquisition).

“Loan”: as defined in subsection 2.1(a).

“Loan Documents”: this Agreement, any Notes, the Guarantee and Collateral Agreement, the Intercreditor Agreement, any other Security Documents and the Assumption Agreement, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Notice”: a notice of a conversion of Loans from one Type to the other or a continuation of Eurocurrency Loans pursuant to subsection 2.2(a), which, if in writing, shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system, as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties”: Intermediate Holding, the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document; individually, a “Loan Party”.

“London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Acquisition”: as defined in the definition of “EBITDA”.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (b) the validity or enforceability as to any Loan Party thereto of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders under the Loan Documents taken as a whole.

“Material Disposition”: as defined in the definition of “EBITDA”.

“Materials of Environmental Concern”: any gasoline or petroleum (including, without limitation, crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances or materials or wastes defined or regulated as such in or under or which may give rise to liability under any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”: as defined in the definition of “Cash Equivalents” in this subsection 1.1.

“Mortgaged Properties”: the collective reference to any real property of a Loan Party listed on Schedule 5.8 and any other real property of a Loan Party that is encumbered by a Mortgage in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Mortgage” or “Mortgages”: individually and collectively, as the context requires, each of the mortgages, deeds to secure debt and deeds of trust executed and delivered by any Loan Party that purport to grant a Lien to the Administrative Agent in any Mortgaged Properties and substantially in the form of Exhibit B, in each case, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any Commonly Controlled Entity makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds”: with respect to any Asset Sale (including, without limitation, any Sale and Leaseback Transaction), any Recovery Event, the issuance of any debt securities or any borrowings by the Borrower or any of its Subsidiaries (other than issuances and borrowings permitted pursuant to subsection 8.2, except as otherwise specified), the sale or issuance of any Capital Stock by the Borrower or any of its Subsidiaries or any Permitted Securitization Transaction, an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, sale, issuance, borrowing or Permitted Securitization Transaction, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, sale, issuance, borrowing or Permitted Securitization Transaction, (b) Taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by the Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by the Borrower or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by the Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event, (d) in the case of an Asset Sale, Recovery Event or Sale and Leaseback Transaction of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including, without limitation, payments in respect of principal, interest and prepayment premiums and penalties and (e) in the case of any Permitted Securitization Transaction, any escrowed or pledged cash proceeds which effectively secure, or are required to be maintained as reserves by the applicable Receivables Subsidiary for, the Indebtedness of the Borrower and its Subsidiaries in respect of, or the obligations of the Borrower and its Subsidiaries under, such Permitted Securitization Transaction.

“Non-Consenting Lender”: as defined in subsection 11.1(d).

“Non-Excluded Taxes”: as defined in subsection 4.9(b).

“Note”: a promissory note made by the Borrower in favor of a Lender, evidencing Loans made by such Lender, substantially in the form of Exhibit A.

“Note Documents”: the collective reference to the Existing Notes, any Additional Notes, the Indentures and any material additional documents or instruments executed in connection therewith in favor of any holder of such notes or trustee on one or more of their behalf.

“Notice of Loan Prepayment”: a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit L or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations”: (i) in the case of the Borrower, its Borrower Obligations and (ii) in the case of each Guarantor, the Guarantor Obligations of such Guarantor.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Borrower or any of its Subsidiaries (other than any Receivables Subsidiaries and the Foreign Subsidiaries) in respect of a purchase of such goods or services.

“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes”: with respect to any Person, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Representatives”: each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and BNP Paribas Securities Corp., each in its capacities as a Book Manager and an Arranger of the Loans hereunder.

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to subsection 4.11(d)).

“Outstanding Amount”: with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate”: for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, in accordance with banking industry rules on interbank compensation.

“Participant”: as defined in subsection 11.6(d).

“Participant Register”: as defined in subsection 11.6(d).

“Partnership Closing Date”: the date upon which the closing of the Partnership Transaction occurred.

“Partnership Transaction”: collectively, the transactions contemplated by the Transaction Agreement pursuant to which, inter alia, (a) on or before the Effective Date, Holding and its Subsidiaries will effect an internal corporate reorganization by which, among other things, the Borrower and its existing Domestic Subsidiaries under the GPI Credit Agreement shall each effect a statutory conversion into a limited liability company in the respective jurisdiction of their incorporation and which will effect the Parent Reorganization (as defined in the Partnership Transaction Agreement) such that the ownership and form of the Subsidiaries of Holding shall be as set forth in Schedule 5.16, (b) IPC will on or before the Effective Date contribute, convey, assign, transfer and deliver to Intermediate Holding, and Intermediate Holding will receive, acquire and take assignment of, all of IPC’s right, title and interest in and to the Partnership Transaction Transferred Assets, (c) Intermediate Holding will assume, and agree to pay, perform, fulfill and discharge all of the Partnership Transaction Assumed Liabilities, (d) Intermediate Holding will contribute, convey, assign, transfer and deliver to the Company, and the Company will receive, acquire and take assignment of, all of Intermediate Holding’s right, title and interest in and to the Partnership Transaction Transferred Assets, and the Borrower will assume, and agree to pay, perform, fulfill and discharge all of the Partnership Transaction Assumed Liabilities and (e) IPC, GPI Holding III, LLC and a wholly owned indirect Subsidiary of Holding, will enter into an Amended and Restated Limited Liability Company Agreement of Intermediate Holding in the form attached as Exhibit A to the Partnership Transaction Agreement.

“Partnership Transaction Agreement”: the Transaction Agreement dated as of October 23, 2017, among IPC, Holding, Intermediate Holding and the Borrower, included as Exhibit 2.1 to the Form 8-K filed by Holding with the SEC on October 24, 2017, without giving effect to any modifications, amendments, consents or waivers thereto that are material and adverse to the interests of the Lenders, as reasonably determined by the Administrative Agent, without the prior consent of the Administrative Agent.

“Partnership Transaction Assumed Liabilities”: the “Assumed Liabilities” as defined in the Partnership Transaction Agreement and includes, without limitation, the rights and obligations of IPC as borrower under the Existing Credit Agreement, including the Existing Term Loans.

“Partnership Transaction Transferred Assets”: the “Transferred Assets” as defined in the Partnership Transaction Agreement.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“PBGC Letter Agreement”: that certain Letter Agreement dated as of May 14, 2007, by and between Graphic Packaging Corporation (or its successor) and the PBGC, as the same may be amended, restated or otherwise modified from time to time.

“Permitted Hedging Arrangement”: as defined in subsection 8.17.

“Permitted Receivables Transaction”: as defined in subsection 8.6(c).

“Permitted Securitization Transaction”: one or more securitization transactions pursuant to which the Borrower and any of its Subsidiaries sells Receivables and any assets related thereto that are customarily transferred with such Receivables in securitization transactions, or interests therein, directly or indirectly through another Subsidiary of the Borrower to a Receivables Entity, and such Receivables Entity either sells such Receivables and related assets, or interests therein, or grants Liens in such Receivables and related assets, or interests therein, to buyers thereof or providers of financing based thereon, which transactions shall be permitted in an unlimited amount (subject to Pro Forma Compliance) so long as such transactions are subject to customary or market terms and structures as determined in good faith by the chief financial officer or treasurer of the Borrower, including, without limitation, that recourse with respect to such transactions is limited solely to the applicable Receivables Entity and its assets (except in respect of fees, costs, indemnifications, representations and warranties and other obligations in which recourse is available against originators or servicers of Receivables included in special-purpose-vehicle receivables financing arrangements, in each case, other than any of the foregoing which are in effect credit support substitutes).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Philanthropic Fund”: Graphic Packaging International Philanthropic Fund, a Delaware corporation.

“Plan”: at a particular time, any employee benefit plan within the meaning of Section 3(3) of ERISA which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in subsection 7.2.

“Prepayment Amount”: as defined in subsection 4.2(g).

“Prepayment Date”: as defined in subsection 4.2(g).

“Prepayment Option Notice”: as defined in subsection 4.2(g).

“Pricing Grid”: with respect to Loans:

Tier	Consolidated Total Leverage Ratio	Applicable Margin for Base Rate Loans	Applicable Margin for Eurocurrency Loans
1	Greater than or equal to 4.00 to 1.00	1.00%	2.00%
2	Greater than or equal to 3.50 to 1.00, but less than 4.00 to 1.00	0.75%	1.75%
3	Greater than or equal to 2.50 to 1.00, but less than 3.50 to 1.00	0.50%	1.50%
4	Less than 2.50 to 1.00	0.25%	1.25%

Subject to subsection 4.4(c), each determination of the Consolidated Total Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof made on the certificate delivered pursuant to subsection 7.2(a).

“Pro Forma Compliance”: with respect to any event, that the Borrower is in pro forma compliance with the Financial Covenants, in each case calculated as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of each relevant period with respect to which current compliance with the covenant would be determined (for example, in the case of a covenant based on EBITDA, as if such event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to subsection 7.1(a) or (b)). Pro forma calculations made pursuant to this definition that require the calculation of EBITDA on a pro forma basis will be made in accordance with the second sentence of the definition of such term, except that, when testing Pro Forma Compliance with respect to any acquisition or disposition, references to Material Acquisition and Material Disposition in such sentence will be deemed to include such acquisition and disposition.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in subsection 7.2.

“Receivables”: all Accounts and accounts receivable of the Borrower or any of its Domestic Subsidiaries (other than any Receivables Subsidiaries), including, without limitation, any thereof constituting or evidenced by chattel paper, instruments or general intangibles, and all proceeds thereof and rights (contractual and other) and collateral (including all general intangibles, documents, instruments and records) related thereto.

“Receivables Entity”: means (i) any Receivables Subsidiary or (ii) any other Person that is not a Subsidiary of the Borrower and is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Receivables Subsidiary”: any special purpose, bankruptcy-remote Subsidiary of the Borrower that purchases, on a revolving basis, Receivables generated by the Borrower or any of its Subsidiaries pursuant to a Permitted Securitization Transaction.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries giving rise to Net Cash Proceeds to the Borrower or such Subsidiary, as the case may be, in excess of $500,000, to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Subsidiaries in respect of such casualty or condemnation.

“Register”: as defined in subsection 11.6(c).

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Refinanced Loans”: as defined in subsection 11.1(c).

“Reinvested Amount”: with respect to any Asset Sale permitted by subsection 8.6(i), Recovery Event or Sale and Leaseback Transaction, that portion of the Net Cash Proceeds thereof as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days of such Asset Sale, Recovery Event or Sale and Leaseback Transaction, expected to be reinvested in the business of the Borrower and its Subsidiaries in a manner consistent with the requirements of subsection 8.16 and the other provisions hereof within 365 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale, Recovery Event or Sale and Leaseback Transaction, if such reinvestment is in a project authorized by the

Board of Directors of the Borrower (or Board of Directors of Holding, as appropriate) that will take longer than such 365 days to complete, the period of time necessary to complete such project; provided that (a) if any such certificate of a Responsible Officer is not delivered to the Administrative Agent on the date of such Asset Sale, Recovery Event or Sale and Leaseback Transaction, any Net Cash Proceeds of such Asset Sale, Recovery Event or Sale and Leaseback Transaction shall be immediately (i) deposited in a cash collateral account established at Bank of America to be held as collateral in favor of the Administrative Agent for the benefit of the Lenders on terms reasonably satisfactory to the Administrative Agent and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent in accordance with this definition; and (b) any Net Cash Proceeds not so reinvested by the date required pursuant to the terms of this definition shall be utilized on such day to prepay the Loans pursuant to subsection 4.2(b).

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Loans”: as defined in subsection 11.1(c).

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA.

“Required Lenders”: as of any date of determination, Lenders holding more than 50% of the Total Outstandings.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including, without limitation, laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Responsible Officer”: as to any Person, any of the following officers/employees of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer, the assistant treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer or such treasurer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president - human resources (or substantial equivalent) of such Person, (e) solely for purposes of the delivery of incumbency certificates pursuant to subsection 6.1, the secretary or any assistant secretary of such Person and (f) solely for purposes of notices given pursuant to Section 2 or 4, any other officer or employee of such Person designated in or pursuant to an agreement between such Person and the Administrative Agent.

“Restricted Payment”: as defined in subsection 8.7.

“RP Calculation”: as defined in the definition of “Consolidated Total Leverage Ratio” in this subsection 1.1.

“S&P”: as defined in the definition of the term “Cash Equivalents” in this subsection 1.1.

“Sale and Leaseback Transaction”: as defined in subsection 8.11.

“Same Day Funds”: with respect to disbursements and payments in Dollars, immediately available funds.

“Sanction(s)”: any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement”: any Cash Management Agreement that is either existing with any Lender or any Affiliate of any Lender on the Effective Date or subsequently entered into by and between any Loan Party and any Cash Management Bank unless otherwise agreed to in a writing signed by such Loan Party and the primary credit contact for the Borrower at such Cash Management Bank.

“Secured Hedge Agreement”: any Interest Rate Protection Agreement, Permitted Hedging Arrangement or any other currency hedging agreement or arrangement that is either existing with any Lender or any Affiliate of any Lender on the Effective Date or subsequently entered into by and between any Loan Party and any Hedge Bank unless otherwise agreed to in a writing signed by such Loan Party and the primary credit contact for the Borrower at such Hedge Bank.

“Secured Parties”: the collective reference to (i) the Administrative Agent, (ii) the Lenders, (iii) any Hedge Bank, (iv) any Cash Management Bank and (v) their respective successors and permitted assigns.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to the Mortgages, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrower hereunder and/or under any of the other

Loan Documents or to secure any guarantee of any such obligations and liabilities, including, without limitation, any security documents executed and delivered or caused to be delivered to the Administrative Agent pursuant to subsection 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

“Specified Lease”: (i) that certain Build to Suit Lease Agreement (Millhaven Distribution Center) dated May 3, 2017 and (ii) that certain Build to Suit Lease Agreement (Millhaven Manufacturing Facility) dated May 3, 2017, in each case, between Excel Inc., d/b/a DHL Supply Chain (USA) and the Borrower.

“Subsidiary”: as to any Person, a corporation, partnership or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors”: the collective reference to each Guarantor that is a Subsidiary of the Borrower.

“Swap Obligation”: with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Purchase Agreement”: any agreement pursuant to which the Borrower or any of its Subsidiaries is or may become obligated to make any payment (except as otherwise permitted by this Agreement) to any third party (other than Holding or any of its Subsidiaries) in connection with the purchase or the notional purchase by such third party or any Affiliate thereof from a Person other than Holding or any of its Subsidiaries of any Capital Stock of Holding or any Existing Notes or Additional Notes; provided that the term “Synthetic Purchase Agreement” shall not be deemed to include any phantom stock, stock appreciation rights, equity purchase or similar plan or arrangement providing for payments only to current or former officers, directors, employees and other members of the management of Holding, the Borrower or any of their respective Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing (or to their heirs, successors, assigns, legal representatives or estates).

“Taxes”: as defined in subsection 4.9(a).

“Termination Date”: January 1, 2023; provided, however, that if such date is not a Business Day, the Termination Date shall be the next preceding Business Day.

“Test Period”: the period of four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 7.1(a) or (b).

“Total Outstandings”: the aggregate Outstanding Amount of all Loans.

“Transferee”: any Participant or Eligible Assignee.

“2013 Senior Notes”: the 4.75% Senior Notes due 2021 in an aggregate principal amount of $425,000,000 issued by the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13 to the extent applicable.

“2013 Senior Notes Indenture”: the supplemental indenture dated as of April 2, 2013 among the Borrower, as issuer, Holding, as guarantor, and U.S. Bank National Association, as trustee, (that supplements and restates the 2010 Indenture dated as of September 29, 2010, among the same parties thereto) as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13 to the extent applicable.

“2014 Senior Notes”: the 4.875% Senior Notes due 2022 in an aggregate principal amount of $250,000,000 issued by the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13 to the extent applicable.

“2014 Senior Notes First Supplemental Indenture”: the First Supplemental Indenture dated as of November 6, 2014 among the Borrower, as issuer, Holding and each other guarantor listed therein, as guarantors, and U.S. Bank National Association, as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13 to the extent applicable.

“2014 Senior Notes Indenture”: the indenture dated as of November 6, 2014 among the Borrower, as issuer, Holding and each other guarantor listed therein, as guarantors, and U.S. Bank National Association, as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13 to the extent applicable.

“2016 Senior Notes”: the 4.125% Senior Notes due 2024 in an aggregate principal amount of $300,000,000 issued by the Borrower, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13 to the extent applicable.

“2016 Senior Notes Second Supplemental Indenture”: the Second Supplemental Indenture dated as of August 11, 2016 among the Borrower, as issuer, Holding and each other guarantor listed therein, as guarantors, and U.S. Bank National Association, as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.13 to the extent applicable.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurocurrency Loan.

“Unencumbered Cash and Cash Equivalents”: as of any date, cash and Cash Equivalents of the Borrower and its Subsidiaries, in each case to the extent not subject to any Lien (other than any Lien of a type permitted by clause (a) or (l) of Section 8.3 or any banker’s lien, rights of setoff or similar rights as to any deposit account or securities account or other funds maintained with depository institutions or securities intermediaries except to the extent required to be waived pursuant to any Security Document).

“Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

“U.S. Tax Compliance Certificate”: as defined in subsection 4.9(e)(ii)(B)(2).

“Voting Stock”: as defined in the definition of term “Affiliate”.

“Weighted Average Life”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than (i) directors qualifying shares or shares held by nominees or (ii) in the case of Foreign Subsidiaries, Capital Stock owned by foreign Persons to the extent that such Capital Stock must be owned by such foreign Person to satisfy any Requirement of Law of the applicable foreign jurisdiction regarding required local ownership.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b) As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Holding and its Subsidiaries and/or the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheets of Holding and its consolidated Subsidiaries for the fiscal year ended December 31, 2016, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year of Holding and its Subsidiaries, including the notes thereto, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any Financial Covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) any lease (whether in existence as of the Effective Date or thereafter incurred) that would, under GAAP as in effect on the Effective Date, be classified as an operating lease and as an expense item shall continue to be classified as an operating lease and expense item notwithstanding any change in GAAP as to the accounting treatment of such lease after the Effective Date, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for below. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.4 Limited Conditionality Acquisitions and Financial Covenants. If at any time the Borrower has made an election with respect to any Limited Conditionality Acquisition to determine the satisfaction of any financial ratio incurrence test or condition at the time of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Conditionality Acquisition, then in connection with any subsequent calculation of any of the Consolidated Total Leverage Ratio, Consolidated Senior Secured Leverage Ratio or the Consolidated Interest Expense Ratio for the purpose of satisfying any financial ratio incurrence test or condition in this Agreement (including any requirement for “Pro Forma Compliance) or complying with Section 8.1 following the relevant date of execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Conditionality Acquisition and prior to the earlier of (a) the date on which such Limited Conditionality Acquisition is consummated and (b) the date that the definitive purchase agreement, merger agreement or other acquisition agreement for such Limited Conditionality Acquisition is terminated or expires without consummation of such Limited Conditionality Acquisition, the satisfaction of such financial ratio incurrence test or condition or the compliance with Section 8.1 shall be required to be done both (i) on a pro forma basis assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

SECTION 2. AMOUNT AND TERMS OF LOANS

2.1 The Loans. (a) Continuation of Loans. The parties agree that the Existing Term Loans are “Loans” under this Agreement on the Effective Date. Loans that are repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Loans, as further provided herein, and may not be converted into a currency other than Dollars.

(b) Notes. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.2 Conversions and Continuations of Loans.

(a) Conversions and Continuations of Loans. Each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by: (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the requested date of any conversion to or continuation of Eurocurrency Loans or of any conversion of Eurocurrency Loans to Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such conversion or continuation of Eurocurrency Loans, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 1:00 p.m. three Business Days before the requested date of such conversion or continuation of Eurocurrency Loans denominated in Dollars, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each conversion to or continuation of Eurocurrency Loans and each conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be converted or continued, (iv) the Type to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, converted to, Eurocurrency Loans with an Interest Period of one month. Any such automatic conversion to, or automatic continuation as, Eurocurrency Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Loans. If the Borrower requests a conversion to, or continuation of Eurocurrency Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. During the existence of an Event of Default described in subsection 9(a) or 9(f), no Loans may be converted to or continued as Eurocurrency Loans without the consent of the Required Lenders. During the existence of an Event of Default, other than those Events of Default described in subsection 9(a) or 9(f), the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Loans without the consent of the Required Lenders.

(c) Notice of Change in Rates. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(d) Interest Periods. After giving effect to all conversions of Loans from one Type to the other and all continuations of Loans as the same Type, there shall not be more than twelve Interest Periods in effect.

2.3 Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. The Borrower shall pay to the Administrative Agent, for the account of the Lenders the principal amount of the Loans on the dates and in the principal amounts (subject to reduction as provided in subsection 4.2) set forth below; provided that the final principal installment of the Loans shall be paid on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9) and in any event shall be in an amount equal to the principal amount of all Loans outstanding on such date.

First Business Day of	Amount
April 2018	$4,125,000
July 2018	$4,125,000
October 2018	$4,125,000
January 2019	$4,125,000
April 2019	$4,125,000
July 2019	$4,125,000
October 2019	$4,125,000
January 2020	$4,125,000
April 2020	$4,125,000
July 2020	$4,125,000
October 2020	$4,125,000
January 2021	$4,125,000
April 2021	$8,250,000
July 2021	$8,250,000
October 2021	$8,250,000
January 2022	$8,250,000
April 2022	$16,500,000
July 2022	$16,500,000
October 2022	$16,500,000
January 2023	$16,500,000
Termination Date	Balance

(b) Evidence of Debt. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the

Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of demonstrable error. The Administrative Agent shall maintain the Register pursuant to subsection 11.6(c), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof. The entries made in the Register shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent demonstrable error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 3. [RESERVED]

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Each Base Rate Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the Base Rate for such day plus the Applicable Margin in effect for such day.

(c) [Reserved].

(d) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to the Default Rate from the date of such non-payment until such amount is paid in full (as well after as before judgment). While any Event of Default specified in Section 9(f) exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum equal at all times to the Default Rate to the fullest extent permitted by applicable Laws.

(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (d) of this subsection shall be payable from time to time on demand.

(f) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

4.2 Optional and Mandatory Prepayments. (a) The Borrower may at any time and from time to time, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, prepay the Loans made to it, in whole or in part, without premium or penalty; provided that such notice must be received by the Administrative Agent not later than (i) 1:00 p.m. three Business Days prior to any date of prepayment of Eurocurrency Loans and (ii) 1:00 p.m. on the date of prepayment of Base Rate Loans. Each such notice shall specify, in the case of any prepayment of Loans, the date and amount of prepayment. Upon the receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.10 and accrued interest to such date on the amount prepaid. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of prepayment under this subsection 4.2(a) if such prepayment would have resulted from a refinancing of the Loans, which refinancing shall not have been consummated or shall have otherwise been delayed. Partial prepayments of the Loans pursuant to this subsection shall be applied to the respective installments of principal thereof as directed by the Borrower in its prepayment notice (as determined at the Borrower’s sole election and discretion). Partial prepayments pursuant to this subsection 4.2(a) shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) If on or after the Effective Date (i) the Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money (other than Indebtedness permitted pursuant to subsection 8.2) pursuant to a public offering or private placement or otherwise, (ii) the Borrower or any of its Subsidiaries shall make an Asset Sale pursuant to subsection 8.6(i), (iii) a Recovery Event occurs or (iv) the Borrower or any of its Subsidiaries shall enter into a Sale and Leaseback Transaction, then, in each case, the Borrower shall prepay, in accordance with subsection 4.2(d) but subject to subsection 4.2(c) below, the Loans in an amount equal to (x) in the case of the incurrence of any such Indebtedness, 100% of the Net Cash Proceeds thereof, (y) in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof minus any Reinvested Amounts in accordance with the terms thereof, and (z) in the case of any such Sale and Leaseback Transaction, 100% of the Net Cash Proceeds thereof minus any Reinvested Amounts, in each case with such prepayment to be made on the Business Day following the date of receipt of any such Net Cash Proceeds (except, in each case, as provided in subsection 4.2(g) and except that, in the case of clauses (y) and (z), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term “Reinvested Amount” in subsection 1.1 and the Borrower has not elected to reinvest such proceeds, such prepayment to be made on the earlier of (1) the date on which the certificate of a Responsible Officer of the Borrower to such effect is delivered to the Administrative Agent in accordance with such definition and (2) the last day of the period within which a certificate setting forth such election is required to be delivered in accordance with such definition). Nothing in this paragraph (b) shall limit the rights of the Administrative Agent and the Lenders set forth in Section 9.

(c) To the extent provided in the documentation applicable thereto, the term loans under the Existing GPI Facilities or other pari passu Indebtedness incurred pursuant to subsection 8.2(e)(ii) or (e)(iii) may require prepayments from the Net Cash Proceeds from events triggering prepayments pursuant to subsection 4.2(b) above, in which case such prepayment shall be on an up to pro rata basis with the Loans then outstanding. In such case the amount of the prepayment required by subsection 4.2(b) required to be applied to the Loans shall be reduced by the portion of Net Cash Proceeds required to make corresponding mandatory prepayments of the term loans under the Existing GPI Facilities and any other pari passu Indebtedness incurred pursuant to subsection 8.2(e)(ii) or (e)(iii) then outstanding that requires such corresponding mandatory prepayment.

(d) Subject to subsection 4.2(c) above, prepayments pursuant to subsection 4.2(b) shall be applied to prepay Loans pro rata to the respective installments of principal thereof (excluding from such calculation the final payment due at maturity); provided that any such payment may, at the option of the Borrower, be first applied to the installments thereof due in the next twelve months and, thereafter, the remainder of such prepayment shall be allocated and applied pro rata (excluding from such calculation the final payment due at maturity).

(e) Amounts prepaid pursuant to subsection 4.2(a), or 4.2(b) may not be reborrowed.

(f) Notwithstanding the foregoing provisions of this subsection 4.2, if at any time any prepayment of the Loans pursuant to subsection 4.2(b), or 4.2(g) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under subsection 4.10 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid) to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent, with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower); provided that, such unpaid Eurocurrency Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans, as the case may be, have or has been prepaid.

(g) Notwithstanding anything to the contrary in subsection 4.2(b), 4.2(d) or 4.6, with respect to the amount of any mandatory prepayment described in subsection 4.2 (such amount, the “Prepayment Amount”), at any time when the Prepayment Amount is not sufficient to repay the principal amount of the Loans in full, the Borrower will, in lieu of applying such amount to the prepayment of Loans, as provided in subsection 4.2(b) or 4.2(d) above, on the date specified in this subsection 4.2 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) thereof and the Administrative Agent shall prepare and provide to each Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Lender a Prepayment Option Notice, which shall be in the form of Exhibit F, and shall include an offer by the Borrower to prepay on the date (each a “Prepayment Date”) that is five Business Days after the date of the Prepayment Option Notice, the Loans of such Lender in an amount equal to such Lender’s Applicable Percentage of the Prepayment Amount (the “Individual Prepayment Amount”). In the event any such Lender desires to accept the Borrower’s offer in whole or in part, such Lender shall so advise the Administrative Agent by return notice no later than the close of business two Business Days after the date of such notice from the Administrative Agent, which return notice shall also include any amount of such Lender’s Individual Prepayment Amount such Lender does not wish to receive. If any Lender does not respond to the Administrative Agent within the allotted time or indicate the amount of the Individual Prepayment Amount it does not wish to receive, such Lender will be deemed to have accepted the Borrower’s offer in whole and shall receive 100% of its Individual Prepayment Amount. On the Prepayment Date the Borrower shall prepay the Prepayment Amount, and (i) the aggregate amount thereof necessary to prepay that portion of the outstanding relevant Loans in respect of which such Lenders have accepted prepayment as described above shall be applied to the prepayment of the Loans, and (ii) the aggregate amount (if any) equal to the portion of the Prepayment Amount not accepted by the relevant Lenders shall be returned to the Borrower. The Borrower may, but shall not be obligated to, make a voluntary prepayment of the Loans pursuant to subsection 4.2(a) with that portion of the Prepayment Amount not accepted by the relevant Lenders.

4.3 Administrative Agent’s Fee; Other Fees. The Borrower agrees to pay to the Administrative Agent the administrative agency fee as set forth in the letter agreement between the Borrower and the Administrative Agent.

4.4 Computation of Interest and Fees; Retroactive Adjustments of Applicable Margin. (a) Interest (other than interest in respect of Base Rate Loans) and fees shall be calculated on the basis of a 360-day year for the actual days elapsed; and interest in respect of Base Rate Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1.

(c) Notwithstanding any other provision of this Agreement to the contrary, if, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection 4.4(c) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, otherwise available hereunder. The Borrower’s obligations under this subsection 4.4(c) shall survive the repayment of all Obligations hereunder.

4.5 Inability to Determine Interest Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Loan the interest rate of which is determined by reference to the Eurocurrency Rate (the “Affected Eurocurrency Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Loans denominated in Dollars the rate of interest applicable to which is based on the Affected Eurocurrency Rate requested to be made on the first day of such Interest Period shall be made as Base Rate Loans and (b) any outstanding Loans denominated in Dollars, as applicable, that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be converted to or continued as Base Rate Loans, in each case, the interest rate on which Base Rate Loans shall be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate in the event of a determination with respect to the Eurocurrency Rate component of the Base Rate. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected Eurocurrency Loan, the Borrower shall pay to each of the Lenders such amounts, if any, as may be required pursuant to subsection 4.10. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate, and the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this section, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for Loans the rate of interest applicable to which is based upon the Affected Eurocurrency Rate, in which case, such alternative rate of interest shall apply with respect to such Loans until (1) the Administrative Agent revokes the notice delivered with respect to such Loans under the first sentence of this subsection, (2) the Administrative Agent notifies the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding such Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

4.6 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff (other than with respect to Taxes which shall be governed solely by subsections 4.8 and 4.9). Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of any payment hereunder for the account of the Lenders in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent demonstrable error.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to subsection 11.5(b) are several and not joint. The failure of any Lender to make any Loan or to make any payment under subsection 11.5(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under subsection 11.5(b).

4.7 Illegality. Notwithstanding any other provision herein but subject to subsection 4.8(c), if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Effective Date shall make it unlawful for any Lender to make or maintain any Loans whose interest is determined by reference to the Eurocurrency Rate as contemplated by this Agreement (“Affected Eurocurrency Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent, which notice shall be withdrawn whenever such circumstances no longer exist, (b)(i) the commitment of such Lender hereunder to make Affected Eurocurrency Loans, continue Affected Eurocurrency Loans as such and to convert a Base Rate Loan to an Affected Eurocurrency Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Eurocurrency Loans, such Lender shall then have a commitment only to make a Base Rate Loan (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate) when an Affected Eurocurrency Loan is requested, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, and (c) such Lender’s Loans then outstanding as Affected Eurocurrency Loans, if any, shall be converted automatically to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate) on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion or prepayment of an Affected Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.10.

4.8 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender):

(i) shall subject such Lender to any Taxes of any kind whatsoever with respect to any Loans made by it or its obligation to make Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Non-Excluded Taxes covered by subsection 4.9, (B) Taxes described in clauses (C) through (E) of subsection 4.9(b) and (C) Connection Income Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder (except any reserve requirement reflected in the Eurocurrency Rate); or

(iii) shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, the Borrower may elect to convert Eurocurrency Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.8(a) and such amounts, if any, as may be required pursuant to subsection 4.10. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Effective Date (or, if later, the date on which such Lender becomes a Lender), does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(c) Notwithstanding anything herein to the contrary, for purposes of Section 4.7 and this Section 4.8, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

4.9 Taxes.

(a) Except as provided below in this subsection or as required by applicable law, all payments made by ore on account of any obligation of any Loan Party under this Agreement and any other Loan Document, and all payments made by any other Loan Party under any Loan Document, shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto (“Taxes”). If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment then the applicable withholding agent shall be entitled to make such deduction or withholding.

(b) If any applicable withholding agent shall be required by any applicable Laws to withhold or deduct any Taxes (including Other Taxes) from any payment under any Loan Document, then (i) the applicable withholding agent shall withhold or make such deductions as are determined by it to be required, (ii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (iii) to the extent that the withholding or deduction is made on account of any such Taxes, including all Other Taxes (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings, “Non-Excluded Taxes”), the amounts so payable by the applicable Loan Party shall be increased to the extent necessary to yield to the applicable Lender (or in the case of amounts received by the Administrative Agent for its own account, the Administrative Agent)(after deduction or withholding of all Non-Excluded Taxes by the applicable withholding agent) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. However, for purposes of clause (iii) above and this Agreement, Non-Excluded Taxes shall not include (A) Taxes measured by or imposed upon the net income of the Administrative Agent or any Lender or its applicable lending office, or any branch or affiliate thereof, and all franchise Taxes, branch profits Taxes, Taxes on doing business or Taxes measured by or imposed upon the capital, net profits or net worth of the Administrative Agent or any Lender (or, in the case of a flow-through entity, any of its beneficial owners) or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which the Administrative Agent or such Lender (or, in the case of a flow-through entity, any of its beneficial owners), applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof; (B) Other Connection Taxes; (C) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (I) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under subsection 4.11(d)) or (II) such Lender changes its applicable lending office, except, in each case, to the extent that, pursuant to this subsection 4.9(b) or subsection 4.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its applicable lending office; (D) Taxes attributable to such Lender’s failure to comply with the requirements of subsection 4.9(e); and (E) any U.S. federal withholding Taxes imposed pursuant to FATCA.

(c) Without limiting the foregoing, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) (i) Whenever any Non-Excluded Taxes are payable by any Loan Party, reasonably promptly thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the applicable Loan Party showing payment thereof if such receipt is obtainable. If any Loan Party fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, or any of the Administrative Agent or any Lender pays or withholds or deducts any Non-Excluded Taxes, the Borrower shall indemnify the Administrative Agent and the Lenders, and shall make payment in respect thereof within 10 days after demand therefor, for any such Non-Excluded Taxes and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to subsection 4.9(d)(ii) below. Upon making such payment to the Administrative Agent, the Borrower shall be subrogated to the rights of the Administrative Agent pursuant to subsection 4.9(d)(ii) below against the applicable Lender (other than the right of set off pursuant to the last sentence of subsection 4.9(d)(ii)).

(e) (ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Non-Excluded Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of subsection 11.6(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Taxes other than Non-Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(f) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii) Without limiting the generality of the foregoing,

(A) each Lender shall:

(1) on or before the date of such Lender becomes a Lender under this Agreement, deliver to the Borrower and the Administrative Agent (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN-E or W-8BEN, as applicable (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, certifying that it is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and (y) such other forms, documentation or certifications, as the case may be, certifying that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement and any Notes;

(2) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered by it to the Borrower; and

(3) obtain such extensions of time for filing and completing such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent and agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes; or

(B) in the case of any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, such Lender shall:

(1) represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code;

(2) agree to furnish to the Borrower on or before the date on which such Foreign Lender becomes a Lender under this Agreement, with a copy to the Administrative Agent, (x) two certificates substantially in the form of Exhibit C (any such certificate a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN-E or W-8BEN, as applicable, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes (and to deliver to the Borrower and the Administrative Agent two further copies of such form or certificate on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form or certificate and, if necessary, obtain any extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms or certificates); and

(3) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and any Notes; or

(C) in the case of any Lender that is a foreign intermediary or flow-through entity for U.S. federal income tax purposes, such Lender shall:

(1) on or before the date on which such Foreign Lender becomes a Lender under this Agreement, deliver to the Borrower and the Administrative Agent two accurate and complete original signed copies of United States Internal Revenue Service Form W-8IMY or successor applicable form; and

(x) with respect to each beneficiary or member of such Lender that is a bank within the meaning of Section 881(c)(3)(A) of the Code, on or before the date on which such Foreign Lender becomes a Lender under this Agreement, also deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN-E or W-8BEN, as applicable (certifying that such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case certifying that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes and such other forms, documentation or certifications, as the case may be, certifying that each such beneficiary or member is entitled to an exemption from United States backup withholding tax with respect to all payments under this Agreement and any Notes; and

(y) with respect to each beneficiary or member of such Lender that is not a bank within the meaning of Section 881(c)(3)(A) of the Code, represent to the Borrower (for the benefit of the Borrower and the Administrative Agent) that such beneficiary or member is not a bank within the meaning of Section 881(c)(3)(A) of the Code, and also deliver to the Borrower and the Administrative Agent on or before the date on which such Foreign Lender becomes a Lender under this Agreement, two accurate and complete original signed copies of Internal Revenue Service Form W-9, or successor applicable form, certifying that each such beneficiary or member is entitled to receive all payments under this Agreement and any Notes without deduction or withholding of any United States federal income taxes, or two U.S. Tax Compliance Certificates from each beneficiary or member and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN-E or W-8BEN, as applicable, or successor applicable form, certifying to such beneficiary’s or member’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made under this Agreement and any Notes;

(2) deliver to the Borrower and the Administrative Agent two further copies of any such forms, certificates or certifications referred to above on or before the date any such form, certificate or certification expires or becomes obsolete, or any beneficiary or member changes, and after the occurrence of any event requiring a change in the most recently provided form, certificate or certification and, obtain such extensions of time reasonably requested by the Borrower or the Administrative Agent for filing and completing such forms, certificates or certifications; and

(3) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower (for the benefit of the Borrower and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender (or beneficiary or member) to an exemption from withholding with respect to payments under this Agreement and any Notes; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code and any regulations thereunder, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subclause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement and any regulations thereunder.

Notwithstanding the foregoing, anything to the contrary, no Lender shall be required to take any of the foregoing actions in this subsection 4.9(e) if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder (or a beneficiary or member in the circumstances described in subsection 4.9(e)(ii)(C) above, if later) which renders all such forms inapplicable or which would prevent such Lender (or such beneficiary or member) from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection, provided that in the case of a Participant the obligations of such Participant pursuant to this subsection 4.9(e) shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(g) Each Lender agrees that if any form or certification it previously delivered pursuant to subsection 4.9(e) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) For purposes of determining withholding Taxes imposed under FATCA, from and after the Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i) The agreements in this subsection 4.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.10 Indemnity. Other than with respect to Taxes (other than any Taxes that represent losses, claims, damages, liabilities or expenses of any kind arising from any non-Tax claim), which shall be governed solely by subsections 4.8 and 4.9, the Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto (including, without limitation, as a result of a request by the Borrower pursuant to subsection 11.1(d)). Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.10, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.11 Certain Rules Relating to the Payment of Additional Amounts. (a) Upon the request, and at the expense, of the Borrower, each Lender to which the Borrower is required to pay any additional amount pursuant to subsection 4.8 or 4.9, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any Non-Excluded Tax giving rise to such payment; provided that (i) such Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to pay such amounts pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Non-Excluded Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Lender in good faith determines that to do so would have an adverse effect on it.

(b) If a Lender changes its applicable lending office (other than pursuant to paragraph (c) below) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to pay any additional amount under subsection 4.8 or 4.9, the Borrower shall not be obligated to pay such additional amount.

(c) If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender by the Borrower pursuant to subsection 4.8 or 4.9, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

(d) If the Borrower shall become obligated to pay additional amounts pursuant to subsection 4.8 or 4.9 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.8 or 4.9, the Borrower shall have the right, for so long as such obligation exists, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Loan, in whole or in part, subject to subsection 4.10, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Assumption pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.8 and 4.9 (as well as any other amounts then due and owing to such Lender, including, without limitation, any amounts under this subsection 4.11) prior to such substitution or prepayment.

(e) If the Administrative Agent or any Lender receives a refund directly attributable to Taxes for which the Borrower has made additional payments pursuant to subsection 4.8(a) or 4.9, the Administrative Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under subsection 4.8(a) or 4.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, and without interest (other than as specified above); provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to the Administrative Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent or applicable Lender be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f) The obligations of a Lender or Participant under this subsection 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, termination of this Agreement and the payment of the Loans and all amounts payable hereunder.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and each Lender to enter into this Agreement, the Borrower hereby represents and warrants, on the Effective Date to the Administrative Agent and each Lender that:

5.1 Financial Condition. The audited consolidated balance sheets of Holding and its consolidated Subsidiaries as of December 31, 2014, December 31, 2015 and December 31, 2016 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by unqualified reports from Ernst & Young LLP, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of Holding and its consolidated Subsidiaries. The unaudited consolidated balance sheet of Holding and its consolidated Subsidiaries as at September 30, 2017, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the nine-month period then ended, of Holding and its consolidated Subsidiaries (subject to the omission of footnotes and normal year-end audit and other adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except with respect to the schedules and notes thereto, as approved by a Responsible Officer of the Borrower, and disclosed in any such schedules and notes). During the period from December 31, 2016 to and including the Effective Date, there has been no sale, transfer or other disposition by Holding and its consolidated Subsidiaries of any material part of the business or property of Holding and its consolidated Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of Holding and its consolidated Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Effective Date.

5.2 No Change; Solvent. (a) Since December 31, 2016, except as and to the extent disclosed on Schedule 5.2, there has been no development or event relating to or affecting any Loan Party which has had or would be reasonably expected to have a Material Adverse Effect, and (b) as of the Effective Date, after giving effect to the incurrence of the Indebtedness pursuant hereto, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

5.3 Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to incur the Loans hereunder, and each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to incur the Loans on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan

Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of the Borrower, with the incurrence of the Loans hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to the Effective Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Borrower and its Subsidiaries the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof and (d) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Credit Extensions hereunder and the use of the proceeds thereof (a) will not violate the certificate of incorporation and by-laws or other organizational or governing documents of any Loan Party, (b) will not violate any other Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (c) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by subsection 8.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against Holding or any of its Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 5.6, which is so pending or threatened at any time on or prior to the Effective Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

5.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property except, in each case, to the extent such lack of ownership would not constitute a Material Adverse Effect, and none of such property is subject to any Lien, except for Liens permitted by subsection 8.3. The real properties listed on Schedule 5.8 together constitute all the real properties owned by a Loan Party as of the date hereof that are mortgaged or required to be mortgaged under the Existing GPI Facilities.

5.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided on Schedule 5.9, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

5.10 No Burdensome Restrictions. Neither the Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to the Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

5.11 Taxes. To the knowledge of the Borrower, each of Holding and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns which are required to be filed and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property (including, without limitation, the Mortgaged Properties) and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding or its Subsidiaries, as the case may be); and no tax Lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge.

5.12 Federal Regulations. No part of the proceeds of any Credit Extensions will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said
Regulation U.

5.13 ERISA. During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to clause (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (a) a Reportable Event; (b) the determination that any

Single Employer Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan (other than the Lien granted to the PBGC pursuant to the PBGC Letter Agreement); (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (h) any liability of the Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; or (i) the Insolvency of any Multiemployer Plan. There have been no transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA that would, singly or in the aggregate, constitute a Material Adverse Effect.

5.14 Collateral. Upon execution and delivery thereof by the parties thereto and the occurrence of the Effective Date, the Guarantee and Collateral Agreement and the Mortgages will be effective to create or continue (to the extent described therein) in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Administrative Agent, (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement and to the extent required therein) a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the Administrative Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this subsection 5.14 and not defined in this Agreement are so used as defined in the applicable Security Document.

5.15 Investment Company Act; Other Regulations.

(a) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act.

(b) The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

(c) No Loan Party, nor any of their respective Subsidiaries nor, to the knowledge of the Borrower, any of their respective directors, officers, employees, agents, or Affiliates is or is owned or controlled by any Persons that are: (i) currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been or will be used, directly or indirectly, to lend, contribute, provide or has or will otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Lender, any Arranger, any Book Manager or the Administrative Agent) of Sanctions or Anti-Corruption Laws. The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions that are applicable to each such Person and have conducted their businesses in compliance in all material respects therewith.

(d) To the extent applicable, Intermediate Holding, the Borrower and each Material Subsidiary is in compliance, in all material respects, with the Act.

5.16 Subsidiaries. Schedule 5.16 sets forth all the Subsidiaries of Holding at the Effective Date, the jurisdiction of their incorporation or formation and the direct or indirect percentage ownership interest of Holding, or of the Company, as applicable, as set forth therein.

5.17 [Reserved].

5.18 Environmental Matters. Except as set forth on Schedule 5.18, and other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) have no reason to believe that: any of their Environmental Permits will not be timely renewed or complied with; any additional Environmental Permits that may be required of any of them will not be timely granted or complied with; or that compliance with any Environmental Law that is applicable to any of them will not be timely attained and maintained.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location, which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or (ii) interfere with the Borrower’s planned or continued operations.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

5.19 No Material Misstatements. The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent, the Other Representatives and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Effective Date any material misstatement of fact and did not omit to state as of the Effective Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.20 Labor Matters. There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material

Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

5.21 [Reserved].

5.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

5.23 Borrower ERISA Status. The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Effectiveness. This Agreement shall become effective as an amendment and restatement of the Existing Credit Agreement as of the Effective Date on which the following conditions precedent shall have been satisfied or waived:

(a) Partnership Transaction. The Partnership Transaction shall have been consummated not more than ten (10) calendar days prior to the Effective Date.

(b) Representations and Warranties. The representations and warranties in subsections 5.2(b), 5.3(a), 5.4 (other than the second sentence thereof), 5.5(a), 5.12, 5.14, 5.15(a) and (d) shall be (i) in the case of representations and warranties qualified by “materiality,” “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects on and as of the Effective Date.

(c) Solvency Certificate. The Administrative Agent shall have received a certificate of the chief financial officer or treasurer (or equivalent officer) of the Borrower in the form of Exhibit E.

Without limiting the generality of the provisions of the last paragraph of subsection 10.3, for purposes of determining compliance with the conditions specified in this subsection 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, from and after the Effective Date and until payment in full of the Loans and any other amount then due and owing to any Lender or the Administrative Agent hereunder and under any Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) as soon as available, but in any event not later than the 90th day following the end of each fiscal year of Holding ending on or after December 31, 2017, a copy of (i) the consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, (ii) if the Borrower is not a Wholly Owned Subsidiary of Holding or such statements are otherwise required to be filed with the SEC, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in the case of each financial statement referenced in the foregoing clauses (i) and (ii), in comparative form the figures for and as of the end of the previous year, all reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of Holding’s Annual Report on Form 10-K for such year, as filed with the SEC, will satisfy the Borrower’s obligation under this subsection 7.1(a) with respect to such year to the extent it includes all of the financial statements described in the foregoing clauses (i) and (ii) except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit) and (iii) to the extent the financial statements referenced in the foregoing clause (ii) are not required to be delivered, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related unaudited consolidated statements of operations, changes in common stockholders’ equity and cash flows of the Borrower and its consolidated Subsidiaries for such year, setting forth in the case of each financial statement referenced in this clause (iii), in comparative form the figures for and as of the end of the previous year, all of the financial statements referenced in this clause (iii) being certified by a Responsible Officer of each of Holding and the Borrower as being fairly stated in all material respects; and

(b) as soon as available, but in any event not later than the 45th day following the end of each of the first three quarterly periods of each fiscal year of Holding, (i) the unaudited consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of Holding and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and (ii) if the Borrower is not a Wholly Owned Subsidiary of Holding or such statements are otherwise required to be filed with the SEC, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, all of the financial statements referenced in the foregoing clauses (i) and (ii) being certified by a Responsible Officer of each of Holding and the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of Holding’s Quarterly Report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Borrower’s obligations under this subsection 7.1(b) with respect to such quarter to the extent it includes all of the financial statements described in the foregoing clauses (i) and (ii));

all such financial statements delivered pursuant to subsection 7.1(a) or (b) to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of each of Holding and the Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of each of Holding and the Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Effective Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b), for the absence of certain notes).

7.2 Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a) concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a) and (b), a certificate signed by a Responsible Officer of each of Holding and the Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, each of Holding, the Borrower and their respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine (w) compliance with all covenants set forth in subsection 8.1, (x) the Consolidated Total Leverage Ratio for the purpose of determining the applicable pricing level in the Pricing Grid, (y) the Consolidated Total Leverage Ratio for the purpose of the RP Calculation and (z) the Consolidated Senior Secured Leverage Ratio relating to the end of the fiscal quarter for which such financial statements and reports are delivered (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication, including facsimile or e-mail, and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) as soon as available, but in any event not later than the 90th day after the beginning of each fiscal year of the Borrower, commencing with the fiscal year beginning January 1, 2018, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of the Borrower to the effect that such Responsible Officer believes such projections to have been prepared on the basis of reasonable assumptions;

(c) within five Business Days after the same are sent, copies of all financial statements and reports which Holding or the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holding or the Borrower may file with the SEC;

(d) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holding or the Borrower may file with the SEC, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

(e) promptly, such additional financial and other information as any Lender may from time to time reasonably request and that the Borrower may obtain or prepare without undue burden or expense and/or would not vitiate any attorney-client or other legally recognized privilege.

Documents required to be delivered pursuant to subsection 7.1(a) or (b) or subsection 7.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule A, or otherwise files such documents with the SEC using the EDGAR platform; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Other Representatives may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holding, the Borrower or their respective securities. The Borrower hereby agrees that if, and for long as the Borrower is the issuer of any outstanding debt or equity securities that are registered (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative

Agent, the Other Representatives and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holding, the Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that any such Borrower Materials shall be treated as set forth in subsection 11.18); (y) all Borrower Materials marked “PUBLIC” by the Borrower are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Other Representatives shall treat any Borrower Materials that are not marked “PUBLIC” by the Borrower as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to make any Borrower Materials “PUBLIC”.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of Holding or any of its Subsidiaries, as the case may be, and/or except where the non-payment thereof would not have a Material Adverse Effect.

7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries on the Effective Date, taken as a whole, and preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.5, provided that the Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition; (b) maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (c) furnish to the Administrative Agent, upon written request, certificates of insurance evidencing such insurance; and (d) without limiting the foregoing, at all times other than during any Collateral Release Period, (i) maintain, if available, fully paid flood hazard insurance with respect to each Mortgaged Property containing a Building that is located in a special flood hazard area, as designated by FEMA, on such terms and in such amounts as required by Flood Insurance Laws or as otherwise reasonably required by the Administrative Agent (but in no event shall the Administrative Agent require something less than the terms and amounts required by Flood Insurance Laws), (ii) upon request, furnish to the Administrative Agent evidence of the renewal of all such policies, and (iii) furnish to the Administrative Agent written notice of any redesignation by FEMA of any such Building into or out of a special flood hazard area promptly upon obtaining knowledge of such redesignation.

7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired and, in the case of discussions with its independent accountants, after giving the chief financial officer or treasurer of the Borrower a reasonable opportunity to be present.

7.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

(b) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any default or event of default under any Indenture;

(d) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any litigation or proceeding affecting Holding or any of its Subsidiaries in which the amount involved (not covered by insurance) is $75,000,000 or more or in which injunctive or similar relief is sought that would reasonably be expected to have a Material Adverse Effect;

(e) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Subsidiaries knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC (other than matters and Liens described in the PBGC Letter Agreement) or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan; (ii) the

institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination or Insolvency of, any Single Employer Plan or Multiemployer Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in liability to the Borrower or its Subsidiaries in an amount that would exceed $75,000,000; or (iii) each occurrence of an Underfunding under a Single Employer Plan following the Effective Date that exceeds 20%, in each case, determined as of the most recent annual valuation date of such Single Employer Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan as of such date;

(f) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any material adverse change in the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; and

(g) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge are unlikely to exceed $75,000,000 or to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that could result in liability under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event are unlikely to exceed $75,000,000 or to have a Material Adverse Effect, or could reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries; and (iii) any proposed action to be taken by the Borrower or any of its Subsidiaries that would reasonably be expected to subject Holding or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such proposed action are unlikely to exceed $75,000,000 or to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8 Environmental Laws.

(a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries. For purposes of this subsection 7.8(a), noncompliance shall be deemed not to constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives as to which an appeal or other appropriate contest is or has been timely and properly taken, is being diligently pursued in good faith, and as to which appropriate reserves have been established in accordance with GAAP, and, if the effectiveness of such order or directive has not been stayed, the pendency of such appeal or other appropriate contest does not give rise to a Material Adverse Effect.

(c) Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Borrower and its Subsidiaries are regularly and reasonably reviewed by competent professionals to identify and promote compliance with and to reasonably and prudently manage any liabilities or potential liabilities under any Environmental Law that may affect the Borrower or any of its Subsidiaries, including, without limitation, compliance and liabilities relating to: discharges to air and water; acquisition, transportation, storage and use of hazardous materials; waste disposal; repair, maintenance and improvement of properties; employee health and safety; species protection; and recordkeeping.

7.9 After-Acquired Real Property and Fixtures; Additional Guarantors; Release of Collateral.

(a) At all times other than during any Collateral Release Period, with respect to any owned real property or fixtures, in each case with a purchase price or a fair market value of at least $25,000,000, in which the Borrower or any of its Domestic Subsidiaries (other than the Philanthropic Fund, a Receivables Subsidiary or an Excluded Subsidiary; provided that at any time any such Subsidiary no longer qualifies as an “Excluded Subsidiary”, the Borrower shall promptly deliver to the Administrative Agent all documents specified in this subsection 7.9(a) for such Subsidiary) acquires ownership rights at any time after the Effective Date, promptly grant to the Administrative Agent, for the benefit of the Secured Parties, a Lien of record on all such owned real property and fixtures, substantially in the form of Exhibit B and otherwise upon terms reasonably satisfactory in form and substance to the Administrative Agent and in accordance with any applicable requirements of any Governmental Authority (including, without limitation, any required appraisals of such property under FIRREA); provided that (i) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower, any of its Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by subsection 8.2(g) or (h), in whole or in part through the incurrence of Indebtedness permitted by subsection 8.2(g) or (h), until such Indebtedness is repaid in full (and not refinanced as permitted by subsection 8.2(g) or (h)) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Administrative Agent, for the benefit of the Secured Parties, of a Lien of record on any such real property in accordance with this subsection, the Borrower or such Subsidiary shall deliver or cause to be delivered to the Administrative Agent (x) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each other Loan Party relating thereto) and evidence of flood insurance satisfying the requirements set forth in Section 7.5 and other flood-related documentation as required by Law and as reasonably required by the Administrative Agent (but in no event shall the Administrative Agent require something less than the requirements of the Flood Insurance Laws) and (y) any surveys, opinions, title insurance policies, environmental reports, certificates of insurance and other documents in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the Administrative Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, opinions, title insurance policies, environmental reports, certificates and other documents and whether the delivery of such surveys, opinions, title insurance policies, environmental reports, certificates and other documents would be customary in connection with such grant of such Lien in similar circumstances). Notwithstanding anything contained in this Agreement to the contrary, no Mortgage shall be executed and delivered with respect to any real property unless and until each Lender (1) has received, at least twenty Business Days prior to such execution and delivery (or such lesser period of time as may be permitted by such Lender), the documents described in the preceding clause (x) and such other documents as it may reasonably request to complete its flood insurance due diligence and (2) has confirmed to the Administrative Agent that such Lender’s flood insurance due diligence and flood insurance compliance has been completed to its satisfaction.

(b) With respect to any Domestic Subsidiary (other than the Philanthropic Fund, a Receivables Subsidiary or an Excluded Subsidiary, provided that at any time any such Subsidiary no longer qualifies as an “Excluded Subsidiary”, the Borrower shall promptly deliver to the Administrative Agent all documents specified in this subsection 7.9(b) for such Subsidiary) created or acquired subsequent to the Effective Date by the Borrower or any of its Domestic Subsidiaries (other than a Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence, promptly (i) at all times other than during any Collateral Release Period, execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, such amendments to the Guarantee and Collateral Agreement as the Administrative Agent shall reasonably deem necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) at all times other than during any Collateral Release

Period, deliver (or, in the case of a Receivables Subsidiary, cause to be delivered) to the Administrative Agent (or to the administrative agent under the Existing GPI Facilities) the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent corporation of such new Domestic Subsidiary and (iii) unless such Subsidiary is a Receivables Subsidiary, cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) at all times other than during any Collateral Release Period, and subject to the Intercreditor Agreement, to take all actions reasonably deemed by the Administrative Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.

(c) At all times other than during any Collateral Release Period, with respect to any Foreign Subsidiary (other than a Receivables Subsidiary or an Excluded Subsidiary, provided that at any time any such Subsidiary no longer qualifies as an “Excluded Subsidiary”, the Borrower shall promptly deliver to the Administrative Agent all documents specified in this subsection 7.9(c) for such Subsidiary) created or acquired subsequent to the Effective Date by the Borrower or any of its Domestic Subsidiaries, the Capital Stock of which is owned directly by the Borrower or a Domestic Subsidiary (other than a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary), promptly notify the Administrative Agent of such occurrence, promptly (i) execute and deliver to the Administrative Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Administrative Agent shall reasonably deem necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is owned by the Borrower or any of its Domestic Subsidiaries (other than a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-Wholly Owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Administrative Agent, deliver to the Administrative Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent corporation of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Administrative Agent to be necessary or desirable to perfect the Administrative Agent’s security interest therein.

(d) At all times other than during any Collateral Release Period, at its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Administrative Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e) [reserved.]

(f) Notwithstanding any other provision of this Agreement or any other Loan Document, so long as no Default or Event of Default shall have occurred and be continuing, upon any Collateral Release Date (including after any re-pledge of the Collateral upon the Collateral Re-Pledge Date pursuant to the proviso in this paragraph), then, upon the request of the Borrower, any Lien on the Collateral of any Loan Party granted to or held by the Administrative Agent (on behalf of the Secured Parties) under any Loan Document shall be released and, upon such request, any Loan Party that is a party to any Security Document shall be released (collectively, the “Release”); provided that if any Release has occurred, upon any Collateral Re-Pledge Date thereafter, then promptly (and in any event within 30 days or such longer period of time as the Administrative Agent determines in its reasonable discretion) after such Debt Ratings become publicly released by such rating agencies, or sooner if the Borrower shall otherwise elect to do so, the Borrower shall, and shall cause its Subsidiaries to (i) take action (including the filing of Uniform Commercial Code and other financing statements) that may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (for the benefit of the Secured Parties) valid and subsisting Liens on the Collateral other than real property consistent in all material respects in scope, perfection and priority as those in effect prior to such release and pursuant to documentation substantially similar to such documentation in place on or after the Effective Date in accordance with this subsection 7.9 and, in the case of any real property previously pledged as Mortgaged Property or real property acquired on or after the Collateral Release Date as to which a Lien would have been required to have been granted pursuant to subsection 7.9(a) had it not been acquired during the Collateral Release Period, Liens of record consistent with the requirements of subsection 7.9(a), and (ii) upon the Administrative Agent’s request, deliver to the Administrative Agent customary opinions of counsel in connection therewith.

7.10 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents except to the extent the failure to maintain such authorizations, consents, approvals and licenses would not have a Material Adverse Effect and would not be reasonably be expected to impair the joint and several liability of the Borrower with respect to the obligations of such Loan Party under the Loan Documents.

7.11 Conditions Subsequent. Shall satisfy the items listed on Schedule 7.11 in accordance with the requirements thereof.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, from and after the Effective Date and until payment in full of the Loans and any other amount then due and owing to any Lender or the Administrative Agent hereunder and under any Note, the Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

8.1 Financial Covenants.

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as of the end of any Test Period ending on or after December 31, 2017 to exceed 4.25 to 1.00; provided that if a single acquisition expressly permitted by subsection 8.9 with aggregate consideration of more than $100,000,000 occurs during a fiscal quarter, the Borrower shall have the right to permit the Consolidated Total Leverage Ratio to exceed 4.25 to 1.00 during such fiscal quarter and the subsequent three fiscal quarters (such four fiscal quarters, an “Elevated Ratio Period”) so long as (i) the Consolidated Total Leverage Ratio does not exceed 4.50 to 1.00 at any time during the Elevated Ratio Period and (ii) there is at least one fiscal quarter between Elevated Ratio Periods during which the Consolidated Total Leverage Ratio is not in excess of 4.25 to 1.00 at any time.

(b) Maintenance of Consolidated Interest Expense Ratio. Permit the Consolidated Interest Expense Ratio as of the end of any Test Period ending on or after December 31, 2017 to be less than 3.00 to 1.00.

8.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

(a) (i) Indebtedness of the Borrower under this Agreement; and (ii) Indebtedness of the Loan Parties under the Loan Documents;

(b) Indebtedness evidenced by the Existing Notes, as the same may be amended, restated or otherwise modified in accordance with subsection 8.13;

(c) Indebtedness of the Borrower or any Subsidiary Guarantor incurred to refinance, in whole or in part, the Existing Notes and any subsequent refinancings, renewals, extensions or replacements thereof, in each case as the same may be amended, restated or otherwise modified from time to time in accordance with subsection 8.13; provided that (i) the amount of such Indebtedness is not increased except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension and (ii) such Indebtedness is not secured, directly or indirectly, by any assets of Intermediate Holding or any Subsidiary or guaranteed by Subsidiaries that are not Subsidiary Guarantors;

(d) Indebtedness of the Borrower or any Subsidiary Guarantor, without limitation as to amount so long as such Indebtedness is incurred at a time when the Borrower is in Pro Forma Compliance and no Default shall exist or would occur as a result therefrom;

(e) Indebtedness of the Borrower, any Subsidiary Guarantor or any Designated Borrower secured by the Collateral (for so long as the Obligations are secured thereby and, if the Obligations are unsecured, the Indebtedness permitted by this subsection 8.2(e) shall likewise be required to be unsecured) consisting of (i) the Existing GPI Facilities in an aggregate principal amount not to exceed the Dollar Equivalent of $2,434,000,000, and (ii) other Indebtedness of the Borrower, any Subsidiary Guarantor or any Designated Borrower (including pursuant to a GPI

Incremental Facility) in an aggregate principal amount not to exceed the greater of (x) the Dollar Equivalent of $500,000,000 and (y) the maximum amount of Indebtedness which may be incurred at such time without the Consolidated Senior Secured Leverage Ratio (after giving pro forma effect to such incurrence and all other transactions to be consummated in connection therewith) exceeding 3.25 to 1.00; provided that (A) in the case of Indebtedness incurred pursuant to this clause (ii), that (1) no Default shall exist or will occur as a result from the incurrence of such Indebtedness (except, in the case of the incurrence of GPI Incremental Facility pursuant to this paragraph (e)(ii) the proceeds of which will be used to consummate a Limited Conditionality Acquisition, such no Default condition shall be determined (before and after giving effect to such Limited Conditionality Acquisition and other transactions in connection therewith (including the incurrence or assumption of Indebtedness)) on the date of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Conditionality Acquisition (so long as no Event of Default under any of subsections 9(a) or (f) shall have occurred and be continuing at the time of the consummation of such Limited Conditionality Acquisition or would result therefrom)), (2) such Indebtedness neither matures nor has a Weighted Average Life that is prior to (x) in the case of any GPI Incremental Facility, the Termination Date, or (y) in the case of any other Indebtedness incurred pursuant to this clause (ii), the date that is six months after the Termination Date, (3) the covenants, events of default and guarantees of any such Indebtedness, shall not be materially more restrictive to the Borrower, when taken as a whole, than the terms of the existing Loans, unless (x) the Lenders under the existing Loans also receive the benefit of such more restrictive terms (it being understood to the extent that any covenant is added for the benefit of any such Indebtedness, no consent shall be required from the Administrative Agent or any Lender to the extent that such covenant is also added for the benefit of any corresponding existing Loans), (y) any such provisions apply after the latest Termination Date applicable to outstanding Loans at such time, or (z) such terms shall be reasonably satisfactory to the Administrative Agent and the Borrower; provided that a certificate of a Responsible Officer delivered to the Administrative Agent in connection with the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or copies of the principal documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within fifteen (15) Business Days that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (4) such Indebtedness does not have mandatory prepayment or redemption features other than (x) amortization permitted by the foregoing clause (2) and (y) customary asset sale, insurance and condemnation proceeds events, change of control offers and events of default no more restrictive than the terms of the existing Loans, except to the extent any such more restrictive provisions apply after the latest Termination Date existing at such time; provided that no such Indebtedness shall require prepayments from the Net Cash Proceeds from events triggering prepayments pursuant to subsection 4.2(b) on a greater than pro rata basis with any Loans or the then outstanding term loans under the Existing GPI Facilities that also requires such prepayment; and (B) in the case of all Indebtedness permitted by this subsection 8.2(e) that is secured, that such secured Indebtedness ranks pari passu with or is junior in right of payment to the Indebtedness under this Agreement, is guaranteed only by one or more of the Borrower and the Guarantors, and is subject to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent (it being understood and agreed by all present and subsequent Lenders from time to time party hereto that the Administrative Agent is hereby authorized to execute and deliver the Intercreditor Agreement or any other intercreditor, collateral agency or similar agreement and security documents and/or amend the existing Security Documents securing the Obligations in connection with the grant of a pari passu or junior Lien to secure such Indebtedness in form and substance reasonably satisfactory to the Administrative Agent and that the execution thereof by the Administrative Agent will bind all holders from time to time of the Obligations and which may provide, among other things, that the proceeds of any Collateral may be distributed pro rata to the Obligations and such other Indebtedness and which may provide that the trustee, administrative agent or collateral agent for such other Indebtedness may independently exercise rights and remedies with respect to the Collateral upon an event of default under such other Indebtedness, subject to sharing, notice and other customary provisions reasonably acceptable to the Administrative Agent), and any necessary approvals from the PBGC have been received or (iii) any refinancing or replacement of the Indebtedness referenced in clauses (i) or (ii) above, in whole or in part, so long as such refinancing or replacement (x) does not increase the principal amount of the Indebtedness being refinanced or replaced except by an amount equal to unpaid accrued interest and fees and expenses incurred in connection therewith and (y) satisfies the requirements of subclause (A) of the first proviso following clause (ii) above and, if such refinancing or replacement is secured by any Collateral, subclause (B) of such proviso;

(f) Indebtedness of the Borrower to any Guarantor or, to the extent permitted by subsection 8.8(f), (l) or (o), any Subsidiary of the Borrower and of any Subsidiary of the Borrower to the Borrower, any Guarantor or, to the extent permitted by subsection 8.8(f), (l) or (o), any other Subsidiary of the Borrower;

(g) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance or refinance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, in an aggregate principal amount at any one time outstanding in the aggregate as to the Borrower and its Subsidiaries not exceeding 10% of the Consolidated Tangible Assets, provided that such Indebtedness is incurred substantially simultaneously with such acquisition or within six months after such acquisition or in connection with a refinancing thereof (and any refinancing, renewals, extensions or replacements thereof in whole or in part; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension);

(h) Indebtedness of the Borrower and any of its Subsidiaries incurred to finance or refinance the purchase price of, or Indebtedness of the Borrower and any of its Subsidiaries assumed in connection with, any acquisition permitted by subsection 8.9, provided that (i) such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (ii) such Indebtedness is incurred at a time when the Borrower is in Pro Forma Compliance and (iii) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing (and any refinancing, renewals, extensions or replacements thereof in whole or in part; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension);

(i) to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Borrower and its Subsidiaries under Interest Rate Protection Agreements and under Permitted Hedging Arrangements;

(j) other Indebtedness outstanding or incurred under facilities in existence on the Effective Date and listed on Schedule 8.2(j), and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to the premium or other amounts paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;

(k) Guarantee Obligations of the Borrower or any of its Subsidiaries in respect of Indebtedness of the Borrower or any of its Subsidiaries (other than any Receivables Subsidiary) otherwise permitted hereunder;

(l) Indebtedness of the Borrower or any of its Subsidiaries pursuant to any Permitted Securitization Transaction;

(m) Indebtedness of Foreign Subsidiaries of the Borrower (in addition to Indebtedness of Foreign Subsidiaries of the Borrower permitted by subsection 8.2(a) and subsection 8.2(j)) not exceeding in the aggregate principal amount at any one time outstanding as to all such Foreign Subsidiaries the sum of (i) $200,000,000, plus (ii) 90% of the net book value of all then outstanding Accounts and accounts receivable of such Foreign Subsidiaries, plus (iii) 60% of the net book value of all Inventory of such Foreign Subsidiaries;

(n) Indebtedness of the Borrower or any of its Subsidiaries in respect of Sale and Leaseback Transactions permitted under subsection 8.11;

(o) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

(p) Indebtedness of any Foreign Subsidiary of the Borrower that is fully supported on the date of the incurrence thereof by a Foreign Backstop Letter of Credit (as defined in the GPI Credit Agreement as in effect on the Effective Date);

(q) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence and other Indebtedness incurred pursuant to any Secured Cash Management Agreements;

(r) Indebtedness in respect of Financing Leases which have been funded solely by Investments of the Borrower and its Subsidiaries permitted by subsection 8.8(m);

(s) [reserved];

(t) [reserved];

(u) Guarantee Obligations of the Borrower and its Subsidiaries in respect of recourse events in connection with any Permitted Securitization Transaction or any Permitted Receivables Transaction;

(v) Guarantee Obligations in respect of Indebtedness of a Person in connection with a joint venture or similar arrangement, and as to all of such Persons does not at any time (together with any Investments made in accordance with subsection 8.8(l)) exceed an aggregate principal amount $300,000,000 at any time outstanding; and

(w) additional unsecured Indebtedness not otherwise permitted by the preceding clauses of this subsection 8.2 not exceeding $150,000,000 in aggregate principal amount at any one time outstanding;

provided, in each case, that any Guarantee Obligation of any Loan Party in respect of Indebtedness of any Subsidiary that is not a Loan Party must be an Investment permitted by subsection 8.8(f), (l) or (o) or a Guarantee Obligation permitted by clause (u) above.

For purposes of determining compliance with clauses (e), (j), (m) and (w) of this subsection 8.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect in the case of such Indebtedness incurred on or prior to the Effective Date, on the Effective Date and, in the case of such Indebtedness incurred after the Effective Date, on the date that such Indebtedness was incurred.

8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes, assessments and similar charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

(c) Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

(d) pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(e) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(f) Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, or discrepancies, conflicts in boundary lines, shortages in area, encroachments or any other facts which a correct survey would disclose, which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(h) Liens securing or consisting of Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2(g) incurred to finance the acquisition of fixed or capital assets or Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2(h) incurred to finance the purchase price of, or assumed in connection with, any acquisition permitted by subsection 8.9, provided that (i) such Liens shall be created no later than the later of the date of such acquisition or the date of the incurrence or assumption of such Indebtedness, and (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and, in the case of Indebtedness assumed in connection with any such acquisition, the property subject thereto immediately prior to such acquisition;

(i) Liens existing on assets or properties at the time of the acquisition thereof by the Borrower or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Borrower or such Subsidiary other than the assets or property being acquired;

(j) Liens in existence on the Effective Date and listed in Schedule 8.3(j) and other Liens securing Indebtedness of the Borrower and its Subsidiaries permitted by subsection 8.2(j), provided that no such Lien is spread to cover any additional property after the Effective Date and that the amount of Indebtedness secured thereby is not increased except as permitted by subsection 8.2(j);

(k) Liens securing Guarantee Obligations permitted under (i) subsections 8.8(e)(i) and 8.8(e)(iii) and (ii) subsection 8.8(e)(iv) not exceeding in the case of Liens permitted under this clause (ii) (as to the Borrower and all of its Subsidiaries) $5,000,000 in aggregate amount at any time outstanding;

(l) Liens created pursuant to the Security Documents (including, but not limited to, Liens created pursuant to the Security Documents to secure Secured Cash Management Agreements and Secured Hedge Agreements);

(m) Liens created pursuant to and in accordance with any Permitted Securitization Transaction or any Permitted Receivables Transaction;

(n) Liens in favor of lessees or sublessees of packaging machinery leased or subleased to customers of the Borrower and its Subsidiaries on such packaging machinery and related rights;

(o) any encumbrance or restriction (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Borrower or any of its Subsidiaries to comply with subsection 7.9(b) or (c);

(p) Liens on property subject to Sale and Leaseback Transactions permitted under subsection 8.11 and general intangibles related thereto;

(q) easements, rights-of-way, servitudes, restrictive covenants, permits, licenses, use agreements, surface leases, subsurface leases or other similar encumbrances (including hunting and recreational leases and leases and other encumbrances in respect of pipelines, compressor stations and television antennas) on, over or in respect of timberland, none of which, singly or in the aggregate, materially adversely affects the operations of the Borrower and its Subsidiaries or the value of such timberland;

(r) pay-as-you-harvest timber sales agreements, lump sum timber deeds or sales agreements and similar encumbrances entered into in the ordinary course of business;

(s) Liens on property of any Foreign Subsidiary of the Borrower securing Indebtedness of such Foreign Subsidiary permitted by subsection 8.2(m);

(t) [reserved];

(u) Liens on Intellectual Property or on foreign patents, trademarks, trade names, copyrights, technology, know-how or processes; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such Intellectual Property or such foreign patents, trademarks, trade names, copyrights, technology, know-how or processes, as the case may be;

(v) Liens securing any Indebtedness incurred pursuant to subsection 8.2(e) (including, for the avoidance of doubt, the Existing GPI Facilities);

(w) Liens securing Guarantee Obligations described in subsection 8.2(v); provided, however, that such Liens shall be limited to any assets contributed by the Borrower or its Subsidiaries to such joint venture or other entity;

(x) Liens (not securing Indebtedness) disclosed by any mortgage loan policy of title insurance delivered to the Administrative Agent on the Effective Date or pursuant to subsection 7.9(a); and

(y) Liens not otherwise permitted hereunder, all of which Liens permitted pursuant to this subsection 8.3(y) secure obligations and Indebtedness not exceeding (as to the Borrower and all of its Subsidiaries) in an aggregate amount at any time outstanding 5% of the Consolidated Tangible Assets at such time.

8.4 [Reserved].

8.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a) any Person may be merged or consolidated with or into the Borrower or any Person (other than the Borrower) may be merged or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) the Subsidiary or Subsidiaries of the Borrower shall be the continuing or surviving entity (or, if not the survivor, the surviving entity, simultaneously with such merger or consolidation, shall become a Subsidiary), (ii) if such Person is not a Subsidiary of the Borrower, such transaction must not effect an acquisition not permitted under subsection 8.9, (iii) in each instance involving the Borrower, the Borrower shall be the continuing or surviving entity, and (iv) in each instance involving a Guarantor, the Guarantor shall be the continuing or surviving entity, or the continuing or surviving entity shall become a Guarantor hereunder and otherwise comply with all applicable terms of subsection 7.9 at the time of such merger or consolidation;

(b) any Subsidiary of the Borrower may be merged or consolidated with or into any other Person in order to effect an acquisition permitted pursuant to subsection 8.9;

(c) (i) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary Guarantor and (ii) any Subsidiary of the Borrower (other than any Subsidiary Guarantor) may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, any Wholly Owned Subsidiary of the Borrower or any Subsidiary Guarantor;

(d) any Subsidiary of the Borrower may liquidate or dissolve under applicable corporate statutes if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(e) as expressly permitted by subsection 8.6.

8.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock, to any Person other than the Borrower or any Subsidiary Guarantor, except:

(a) the sale or other Disposition of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business, or the lease of any surplus real property;

(b) the sale or other Disposition of any property (including Inventory) in the ordinary course of business (including Dispositions of timber properties in connection with the management thereof or in connection with tax free or similar exchanges for other properties) or any “fee in lieu” or other disposition of assets to any governmental authority or agency but that continues in use by the Borrower or any Subsidiary;

(c) the sale or discount without recourse for credit risk of accounts receivable, notes receivable, drafts or other instruments (and intangibles related thereto) arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, drafts or other instruments in connection with the compromise or collection thereof, including, without limitation, any such sale or discount made in connection with a supply chain arrangement involving the Borrower and/or any of its Subsidiaries and a buyer of the Inventory of the Borrower or its Subsidiaries or other receivables discount program, but in each case excluding any securitization or similarly structured transaction (including any Permitted Securitization Transaction) (any such transaction, a “Permitted Receivables Transaction”; provided that, in the case of any Foreign Subsidiary of the Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;

(d) (i) as permitted by subsection 8.5(b), (ii) constituting Investments permitted by subsection 8.8, (iii) constituting a Restricted Payment permitted by subsection 8.7 and (iv) pursuant to Sale and Leaseback Transactions permitted by subsection 8.11;

(e) the sale, transfer or discount of Receivables (and intangibles related thereto) pursuant to any Permitted Securitization Transaction;

(f) (i) Dispositions of any assets or property by the Borrower or any of its Subsidiaries to the Borrower, any Wholly Owned Subsidiary of the Borrower, any Subsidiary Guarantor or any other Subsidiary of the Borrower; provided that (i) any such Disposition by the Borrower shall (x) not be prohibited by subsection 8.5(a) and (y) be to a Subsidiary Guarantor or to a Subsidiary which becomes a Guarantor hereunder and otherwise complies with all applicable terms of subsection 7.9 at the time of such Disposition; provided further that Dispositions by the Borrower to any Subsidiary which is not a Subsidiary Guarantor shall be permitted in an amount, together with the amount of any Disposition pursuant to the proviso in clause (ii) below, not in excess of $300,000,000 in the aggregate; (ii) any such Disposition by a Subsidiary Guarantor of all or substantially all of its assets must be to (A) the Borrower, (B) another Subsidiary Guarantor, or (C) a Subsidiary which becomes a Guarantor hereunder and otherwise complies with all applicable terms of subsection 7.9 at the time of such Disposition; provided further that any Disposition by a Subsidiary Guarantor to any Subsidiary which is not a Subsidiary Guarantor shall be permitted in an amount, together with the amount of any Disposition pursuant to the proviso in clause (i) above, not in excess of $300,000,000 in the aggregate, (iii) any such Disposition by a Wholly-Owned Subsidiary of the Borrower not permitted pursuant to clause (i) or (ii) above shall be to the Borrower, a Subsidiary Guarantor or another Wholly-Owned Subsidiary of the Borrower, and (iv) any such Disposition by a Subsidiary of the Borrower which is not a Wholly-Owned Subsidiary shall be to the Borrower or any other Subsidiary;

(g) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(h) any Asset Sale by the Borrower or any of its Subsidiaries, provided that the Net Cash Proceeds of each such Asset Sale do not exceed $25,000,000 and the aggregate Net Cash Proceeds of all Asset Sales in any fiscal year made pursuant to this subsection (h) do not exceed $50,000,000; and

(i) (x) any Asset Sale contemplated on Schedule 8.6(i), or (y) any other Asset Sales by the Borrower or any of its Subsidiaries, provided that in the case of any such Asset Sale under this clause (y), (1) with respect to any Asset Sale (or group of related Asset Sales) having a purchase price in excess of $75,000,000 on an individual basis, the Person making such Asset Sale shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided that (A) for the purposes of this subclause (1), any securities received by a Person making an Asset Sale from the applicable purchaser that are converted into cash within 180 days following the closing of the applicable Asset Sale shall be deemed to be cash to the extent of the cash received that is applied to prepay Loans or reinvested in accordance with subsection 4.2(b)(ii) and (B) any liabilities (as shown or included on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder (or in the footnotes thereto) of the Borrower or such Subsidiary) with respect to Indebtedness secured by a first-priority Lien on the assets subject to such Asset Sale (including, without limitation, any Financing Lease) that are assumed by the transferee with respect to the applicable Asset Sale and for which the Borrower and/or any applicable Subsidiaries obligated thereunder shall have been validly released by all applicable creditors in writing shall be deemed to be cash; and (2) the Net Cash Proceeds of such Asset Sale less the Reinvested Amount is applied in accordance with subsection 4.2(b)(ii).

8.7 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock (other than Disqualified Stock)) of Holding, Intermediate Holding or the Borrower or options, warrants or other rights to purchase Capital Stock of Holding, Intermediate Holding or the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in Capital Stock (other than Disqualified Stock) of Holding, Intermediate Holding or the Borrower or options, warrants or other rights to purchase Capital Stock of Holding, Intermediate Holding or the Borrower) in respect thereof (any such dividend, payment, set apart, purchase, redemption, defeasance, retirement, acquisition or distribution, a “Restricted Payment”), either directly or indirectly, whether in cash or property or in obligations of the Borrower, except that:

(a) the Borrower may declare and pay cash dividends in an amount sufficient to allow Holding and/or Intermediate Holding to pay expenses incurred in the ordinary course of business;

(b) the Borrower may declare and pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) incurred by Holding and/or Intermediate Holding in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor);

(c) the Borrower may declare and pay cash dividends to Intermediate Holding in amounts sufficient to pay income Taxes to be paid by Intermediate Holding, Holding and any other Person that owns any Capital Stock in Intermediate Holding to any taxing authority imposed on their respective allocable shares of the taxable income of Intermediate Holding and its Subsidiaries;

(d) [reserved];

(e) the Borrower may declare and pay cash dividends in an amount sufficient to allow Holding and/or Intermediate Holding to pay all fees and expenses incurred in connection with the transactions expressly contemplated by this Agreement and the other Loan Documents, and to allow Holding and/or Intermediate Holding to perform its obligations under or in connection with the Loan Documents to which it is a party;

(f) the Borrower may redeem, repurchase, retire, defease or otherwise acquire its Capital Stock in exchange for, or out of the net cash proceeds of, the substantially concurrent sale or issuance (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock);

(g) the Borrower may pay any dividend within 60 days after the date of the declaration of the dividend by Holding if, at the date of declaration, the dividend payment would have complied with the provisions of this subsection 8.7;

(h) the Borrower may declare and pay other Restricted Payments so long as (i) the Borrower is in Pro Forma Compliance after giving effect thereto, (ii) no Default or Event of Default exists or would result therefrom and (iii) the aggregate amount of Restricted Payments previously made pursuant to this subsection 8.7(h) after October 1, 2014, together with the amount of such proposed Restricted Payment, does not exceed the sum of (I) $50,000,000 plus (II) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing July 1, 2012 through and including the end of the most recent fiscal quarter for which an Adjustment Date has occurred (or, in the case such Consolidated Net Income shall be a negative number, 100% of such negative number) plus (III) 100% of the aggregate Net Cash Proceeds from the issuance or sale of Capital Stock (other than Disqualified Stock) of the Borrower (or, to the extent received by the Borrower as a capital contribution from Holding or Intermediate Holding, 100% of the aggregate Net Cash Proceeds from such capital contribution (other than in exchange for Disqualified Stock)) after the Effective Date, plus (IV) 100% of the aggregate amount equal to any net reduction in Investments that are existing as of the Effective Date pursuant to subsection 8.8(l) or (o) as a result of a return of capital (for the avoidance of doubt, excluding any reductions as a result of any write down of such Investments but including any liquidation or sale of such Investment for cash) plus (V) without duplication of the foregoing, the fair value (as determined in good faith by the Board of Directors of the Borrower (or Board of Directors of Holding, as appropriate) of property or assets received by the Borrower as capital contributions to the Borrower on or after the Partnership Closing Date (and for the avoidance of doubt, from the issuance or sale (other than to a Subsidiary) of its Capital Stock (other than Disqualified Stock)) after the Partnership Closing Date; provided, that the amount by which Restricted Payments that may be made under this paragraph (h) is increased as a result of the Partnership Transaction shall be used solely to fund Restricted Payments to fund the payment of obligations of Holding and its Subsidiaries arising from the Partnership Transaction and the documents and instruments executed and delivered in connection therewith; and

(i) so long as no Default or Event of Default exists or would result therefrom the Borrower may declare and pay additional Restricted Payments, in an unlimited amount if the Consolidated Total Leverage Ratio is less than 3.25 to 1.00 (calculated as of the date of such proposed Restricted Payments in accordance with the definition of “Pro Forma Compliance” after giving effect to such proposed Restricted Payments).

For the avoidance of doubt, the aggregate amount of Restricted Payments made pursuant to subsection 8.7(i) shall not reduce the aggregate amount of Restricted Payments that are permitted under subsection 8.7(h).

8.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (including the incurrence or assumption of any Guarantee Obligation) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an “Investment”), any Person, except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Investments existing on the Effective Date and described in Schedule 8.8(c), setting forth the respective amounts of such Investments as of a recent date;

(d) Investments in notes receivable and other instruments and securities obtained in connection with any Permitted Receivables Transaction and Bond Prepayments permitted by subsection 8.13(a);

(e) loans and advances to officers, directors or employees of Holding or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Effective Date and described in Schedule 8.8(c), (iii) made after the Effective Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate amount (as to Holding and all of its Subsidiaries) of up to $10,000,000 outstanding at any time and (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity;

(f) (i) Investments by the Borrower in its Wholly Owned Subsidiaries (other than any Receivables Subsidiary) and Subsidiary Guarantors and by such Wholly Owned Subsidiaries and Subsidiary Guarantors in the Borrower, Wholly Owned Subsidiaries of the Borrower (other than any Receivables Subsidiary) and Subsidiary Guarantors (subject, in the case of any Investments by the Borrower or any Guarantor in a Subsidiary that is not a Guarantor, to the limitations set forth in subsection 8.6(f)) and/or (ii) Investments in Intermediate Holding in amounts and for purposes for which dividends are permitted under subsection 8.7;

(g) acquisitions expressly permitted by subsection 8.9 and, to the extent otherwise restricted by this subsection 8.8, the Partnership Transaction;

(h) Investments of the Borrower and its Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

(i) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in subsection 8.3(c), (d) or (f);

(j) Investments representing non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any Asset Sale, provided that in the case of any Asset Sale permitted under subsection 8.6(i), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Asset Sale and any such non-cash consideration received by the Borrower or any of its Domestic Subsidiaries is pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents (except to the extent occurring during any Collateral Release Period);

(k) any Investment by the Borrower and its Subsidiaries in a Receivables Subsidiary which, in the judgment of the Borrower, is prudent and reasonably necessary in connection with, or otherwise required by the terms of, any Permitted Securitization Transaction;

(l) Investments by the Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement (including, without limitation, Foreign Subsidiaries) in an aggregate amount not to exceed at any time (together with any Guarantee Obligations permitted by subsection 8.2(v)) an amount equal to $300,000,000; provided that the Borrower or such Subsidiary complies with the provisions of subsection 7.9(b) and (c) hereof, if applicable, with respect to such ownership interest;

(m) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Borrower or any of its Subsidiaries that were issued in connection with the financing of such assets, so long as the Borrower or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(n) Investments representing evidences of Indebtedness, securities or other property received from another Person by the Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Borrower or any of its Subsidiaries; provided that any such securities or other property received by the Borrower or any of its Domestic Subsidiaries (other than a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary) is pledged to the Administrative Agent for the benefit of the Secured Parties pursuant to the Security Documents; and

(o) Investments not otherwise permitted by the preceding clauses of this subsection 8.8 not to exceed in the aggregate at any time the greater of (i) $150,000,000 and (ii) 10% of the consolidated total assets of the Borrower and its Subsidiaries shown on the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the most recent fiscal quarter for which an Adjustment Date has occurred, determined on a consolidated basis in accordance with GAAP.

8.9 Limitations on Certain Acquisitions. Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person (other than, to the extent otherwise restricted by this subsection 8.9, the Partnership Transaction), except that the Borrower and its Subsidiaries shall be allowed to make any such acquisitions so long as, on the date of consummation thereof, immediately before, and after giving effect to, such acquisition, (a) no Event of Default shall have occurred and be continuing; provided that if such acquisition is a Limited Conditionality Acquisition financed with proceeds of a substantially concurrent incurrence of Indebtedness under a GPI Incremental Facility, the satisfaction of the condition set forth in this clause (a) shall (to the extent requested by the Borrower and agreed by the Administrative Agent and the lenders under such GPI Incremental Facility) be determined on the date of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Conditionality Acquisition (so long as no Event of Default under any of subsection 9(a) or (f) shall have occurred and be continuing at the time of the consummation of such Limited Conditionality Acquisition or would result therefrom) and (b) if the aggregate cash consideration paid by the Borrower and its Subsidiaries for such acquisition exceeds $100,000,000, the Borrower shall be in Pro Forma Compliance; provided that if such acquisition is a Limited Conditionality Acquisition financed with proceeds of a substantially concurrent incurrence of Indebtedness under a GPI Incremental Facility, the satisfaction of the condition set forth in this clause (b) shall (to the extent requested by the Borrower and agreed by the Administrative Agent and the lenders under such GPI Incremental Facility) be determined on the date of the execution of the definitive purchase agreement, merger agreement or other acquisition agreement governing such Limited Conditionality Acquisition.

8.10 [Reserved].

8.11 Limitation on Sale and Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary (any of such arrangements, a “Sale and Leaseback Transaction”), except for Sale and Leaseback Transactions permitted by subsection 8.6(i) so long as an amount equal to 100% of the Net Cash Proceeds of such Sale and Leaseback Transaction is applied in accordance with subsection 4.2(b)(iv).

8.12 [Reserved].

8.13 Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.

(a) Make any optional payment or prepayment on, or optional repurchase or redemption of, any Existing Note or Additional Note (and, in any event for the avoidance of doubt, excluding the Existing GPI Facilities) (any such payment, prepayment, repurchase or redemption, a “Bond Prepayment” but, for the avoidance of doubt, excluding any payment of accrued interest to the date of such payment, prepayment, repurchase or redemption), including, without limitation, any optional payments on account of, or for a sinking or other analogous fund for, the optional repurchase, redemption, defeasance or other acquisition thereof; provided that the Existing Notes and any Additional Notes may (in whole or in part) be paid, repurchased, redeemed or otherwise acquired (x) without any implied waiver of any Event of Default that may occur under clause (e) or (l) of Section 9, in a change of control, asset sale or tender offer made in accordance with the Note Documents, or (y) with the proceeds of Indebtedness permitted by subsection 8.2(c), 8.2(d), 8.2(e)(ii), 8.2(e)(iii) or 8.2(w); and provided, further, that, so long as no Default or Event of Default exists, the Borrower may make Bond Prepayments after the Effective Date (i) in an aggregate amount not to exceed $100,000,000 or (ii) if the Consolidated Senior Secured Leverage Ratio is less than 3.25 to 1.00 (calculated as of the date of such proposed Bond Prepayment in accordance with the definition of “Pro Forma Compliance” after giving effect to such proposed Bond Prepayment), in an unlimited amount. In calculating the amount of Bond Prepayments permitted to be made pursuant to clause (i) or clause (ii) of the immediately preceding sentence, the Borrower may elect to make Bond Prepayment pursuant to clause (ii) before using the basket in clause (i). If both amounts are available and the Borrower does not make an election, the Borrower will be deemed to have made the applicable Bond Prepayment pursuant to clause (ii). The Borrower may not reclassify any Bond Prepayments made pursuant to such clause (i) or clause (ii) after the date such prepayment is made.

(b) Enter into any Synthetic Purchase Agreement if under such Synthetic Purchase Agreement it may be required to make (i) any payment relating to the Capital Stock of Holding that has the same economic effect on the Borrower and its Subsidiaries as any Investment by the Borrower in Capital Stock of Holding prohibited by subsection 8.8 above or (ii) any payment relating to any Existing Note or Additional Note that has the same economic effect on the Borrower as any optional payment or prepayment or repurchase or redemption prohibited by subsection 8.13(a) above, unless, in each case, such requirement is conditioned upon obtaining any requisite consent of the Lenders hereunder.

8.14 Limitation on Changes in Fiscal Year. Permit the fiscal year of Holding, Intermediate Holding or the Borrower to end on a day other than December 31.

8.15 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement which prohibits or limits the ability of the Borrower or any of its Subsidiaries (other than any Receivables Subsidiaries and any Foreign Subsidiaries or Subsidiaries of either thereof) to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than (a) this Agreement, the other Loan Documents and any related documents, (b) any industrial revenue or development bonds, purchase money mortgages, acquisition agreements or Financing Leases or agreements in connection with any Permitted Securitization Transaction or Permitted Receivables Transaction permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed or acquired thereby) or operating leases of real property entered into in the ordinary course of business, (c) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred or encumbrance or restriction was created in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by subsection 8.2(h) above, (d) customary non-assignment provisions in leases, licenses and commercial contracts that are entered into in the ordinary cause of business and do not pertain to Indebtedness, (e) restrictions imposed on cash, cash equivalents or securities that are subject to escrow or deposit arrangements arising under leases and commercial contracts that are entered into in the ordinary course of business and do not pertain to Indebtedness, (f) purchase money obligations or capital lease obligations for property or assets acquired or leased in transactions otherwise permitted hereby that impose restrictions against Liens on such property or assets (in which case, any prohibition or limitation shall only be effective against such property or assets and property and assets reasonably related thereto and proceeds thereof), (g) restrictions or conditions with respect to cash collateral so long as the Lien in respect of such cash collateral is permitted under subsection 8.3, (h) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness permitted under subsection 8.2 of any Subsidiary that is not (and is not required to become) a Loan Party; provided that such restrictions relate only to the assets of such Subsidiary, (i) customary provisions in joint venture and similar agreements restricting the granting of Liens in the Capital Stock of such joint venture entity (so long as such Person is not a Loan Party or a Subsidiary) and (j) provisions under agreements evidencing or governing or otherwise relating to Indebtedness permitted under subsection 8.2(e) requiring that such Indebtedness be secured ratably with any Liens securing the Indebtedness under this Agreement including any such provisions as may be set forth in the documents and instruments evidencing the Existing GPI Facilities.

8.16 Limitation on Lines of Business. (a) Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in subsection 8.8(l), except for those businesses of the same general type as those in which the Borrower and its Subsidiaries (including the Philanthropic Fund) are engaged on the Effective Date or which are reasonably related thereto or which is a reasonable extension thereof.

(b) In the case of any Foreign Subsidiary Holdco, own any material assets other than securities of one or more Foreign Subsidiaries and other assets relating to an ownership interest in any such securities or Subsidiaries or enter into any business except in connection with such ownership.

8.17 Limitations on Currency and Commodity Hedging Transactions. Enter into, purchase or otherwise acquire agreements or arrangements relating to currency, commodity or other hedging except, to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired in the ordinary course of business of the

Borrower or any of its Subsidiaries with reputable financial institutions or vendors (determined as of the time such agreement or arrangement is entered into) and not for purposes of speculation (any such agreement or arrangement permitted by this subsection, a “Permitted Hedging Arrangement”).

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) (i) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or (ii) the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect (or in any respect if otherwise already qualified by materiality or Material Adverse Effect) on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in subsection 7.4 (as to the existence of the Borrower only), 7.7(a) or Section 8 of this Agreement; provided that, in the case of a default in the observance or performance of its obligations under subsection 7.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of Holding or the Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to Holding or the Borrower by the Administrative Agent or the Required Lenders; or

(e) Intermediate Holding or any of its Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness (other than the Loans) in excess of $75,000,000, or (y) the payment of any Guarantee Obligation in excess of $75,000,000, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such Guarantee Obligation to become payable (each of the foregoing, an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given; or

(f) (i) Any Loan Party (other than an Immaterial Subsidiary or an Insignificant Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party (other than an Immaterial Subsidiary or an Insignificant Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party (other than an Immaterial Subsidiary or an Insignificant Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party (other than an Immaterial Subsidiary or an Insignificant Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party (other than an Immaterial Subsidiary or an Insignificant Subsidiary) shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party (other than an Immaterial Subsidiary or an Insignificant Subsidiary) shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any determination that any Single Employer Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

(h) One or more judgments or decrees not covered by insurance as to which such insurer has acknowledged coverage shall be entered against Holding or any of its Subsidiaries (other than an Immaterial Subsidiary or an Insignificant Subsidiary) involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) [reserved];

(j) (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than (x) in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document and (y) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Guarantee and Collateral Agreement or to file Uniform Commercial Code continuation statements), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(k) Any Loan Document (other than any of the Security Documents) shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof) or any Loan Party shall so assert in writing; or

(l) A Change of Control shall have occurred; or

(m) Any event or circumstance entitling the Persons purchasing, or financing the purchase of, Receivables under any Permitted Securitization Transaction involving aggregate Receivables in excess of $75,000,000 to stop so purchasing or financing, other than by reason of the occurrence of the stated expiry date of such Permitted Securitization Transaction, a refinancing of such Permitted Securitization Transaction through another Permitted Securitization Transaction, a reduction in any applicable borrowing base, or the occurrence of any other event or circumstance which is not, or is not related primarily to, an action or statement taken or made, or omitted to be taken or made, by or on behalf of, or a condition of or relating to, Intermediate Holding or any of its Subsidiaries; provided that any notices or cure periods that are conditions to the rights of such Persons to stop purchasing, or financing the purchase of, such Receivables have been given or have expired, as the case may be;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

After the exercise of remedies provided for in this Section 9 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in accordance with Section 6.5 of the Guarantee and Collateral Agreement; provided that Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth in Section 6.5 of the Guarantee and Collateral Agreement.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements may, in the Administrative Agent’s discretion, be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank, as the case may be. Each Hedge Bank and each Cash Management Bank not a party to this Agreement who obtains the benefit of the foregoing provision or any Collateral by virtue of the provisions hereof or of the Guarantee and Collateral Agreement or any Security Document shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section 10 hereof for itself and its Affiliates as if a “Lender” party to this Agreement.

SECTION 10. ADMINISTRATIVE AGENT

10.1 Appointment and Authority. (a) Each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to subsection 10.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 10 and Section 11, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any discretionary action that, in its reasonable opinion or the reasonable opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in subsection 11.1 and Section 9) or (ii) in the absence of its own gross negligence, willful misconduct or breach in bad faith as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it with reasonable care, and shall not be liable to any Lender for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent with reasonable care; provided that no such delegation shall serve as a release of the Administrative Agent from any of its responsibilities hereunder or as a waiver by the Borrower of any of its rights hereunder. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders with the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or been consented to by the Borrower, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) except for indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in subsection 4.9(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent of such resignation effective date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and subsection 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent was acting as Administrative Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

10.7 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Other Representatives listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.8 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, each of the Lenders agrees that the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under subsections 4.3 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel as provided herein, and any other amounts due the Administrative

Agent under subsections 4.3 and 11.5. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (viii) of subsection 11.1(a), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

10.9 Collateral and Guaranty Matters. Each of the Lenders (in its capacities as a Lender, potential Hedge Bank and potential Cash Management Bank) irrevocably authorizes the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Facility Termination Date, (ii) that is disposed or to be disposed as part of or in connection with any disposition permitted hereunder or under any other Loan Document, (iii) if approved, authorized or ratified in writing in accordance with subsection 11.1, (iv) owned by a Guarantor upon release of such Guarantor from its Guarantor Obligations pursuant to clause (b) below or (v) upon any Collateral Release Date as provided herein and pursuant to the Security Documents;

(b) to release any Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted hereunder; and

(d) to take any other action required to be taken by it under the terms of any Security Document.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Loan Documents to which it is a party pursuant to this subsection 10.9. In each case as specified in this subsection 10.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guarantee and Collateral Agreement, in each case in accordance with the terms of the Loan Documents and this subsection 10.9.

10.10 Other Secured Parties. Without limitation of any of the terms set forth in Section 8 of the Guarantee and Collateral Agreement, no Hedge Bank or Cash Management Bank (other than the Administrative Agent and the Lenders) who obtains the benefit of the provisions of subsection 6.5 of the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or of the Guarantee and Collateral Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 10 to the contrary, the Administrative Agent shall only be required to verify the payment of, or that other satisfactory arrangement have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements to the extent the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank or Cash Management Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements in the case of the Facility Termination Date (or such earlier date on which the Loans and all other amounts owing under this Agreement become due and payable pursuant to Section 9).

10.11 Lender ERISA Status.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding subsection (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding subsection (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such

Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c) Each of the Administrative Agent and the Arrangers hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers.

(a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this subsection. Except as otherwise provided below in this subsection 11.1, the Required Lenders may, with the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) waive any condition set forth in subsection 6.1, without the written consent of each Lender;

(ii) reduce the amount of any Loan or of any scheduled installment thereof or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof (excluding mandatory prepayments under subsection 4.2) or change the currency in which any Loan is payable, in each case without the consent of each Lender directly affected thereby (which reduction or extension shall not also require the vote of Required Lenders); provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” to the extent such change would be applicable to all Lenders or to waive any obligation of the Borrower or any other Person to pay interest or any other amount at the Default Rate to the extent such waiver would be applicable to all Lenders or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(iii) extend the scheduled date of maturity of any Loan without the consent of each Lender that is extending such maturity or expiration date (which extension shall not also require the vote of Required Lenders);

(iv) (A) amend, modify or waive any provision of this subsection 11.1(a), (B) reduce the percentage specified in the definition of “Required Lenders”, (C) amend, modify or waive any other provisions hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or (D) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than the definitions specified in clause (v) of this subsection 11.1 or pursuant to subsection 8.5 or 11.1(b)), in each case without the written consent of all the Lenders;

(v) reduce the percentages specified in the definition of “Required Lenders” without the written consent of each Lender;

(vi) release all or substantially all of the value of the Guarantee Obligations under the Guarantee and Collateral Agreement without the written consent of each Lender; or, in the aggregate (in a single transaction or a series), release all or substantially all of the Collateral without the written consent of each Lender, except as expressly permitted hereby or by any Security Document;

(vii) change Section 9 hereof, or Section 6.5 of the Guarantee and Collateral Agreement (except as contemplated by subsection 8.2(e)) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby; or

(viii) amend, modify or waive any provision of Section 10, or affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, without the written consent of the then Administrative Agent and of any Other Representative affected thereby.

Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facility and the accrued interest and fees in respect thereof and (ii) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders.

(c) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing of all outstanding Loans (“Refinanced Loans”) with a replacement loan tranche hereunder (“Replacement Loans”); provided that (i) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, (ii) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Refinanced Loans, (iii) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Refinanced Loans at the time of such refinancing, and (iv) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

(d) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 11.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on ten Business Days’ prior written notice to the Administrative and the Non-Consenting Lender, (x) repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (y) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 11.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this subsection 11.1(d), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (x) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (y) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Non-Consenting Lender.

11.2 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule A; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent and the Borrower otherwise agree, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications to Persons other than the Borrower or any other Loan Party posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its Related Parties; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holding, the Borrower or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders, if acting in good faith and without gross negligence or willful misconduct, shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of bad faith, gross negligence or willful misconduct. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with subsection 11.10 (subject to the terms of subsection 11.7), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to subsection 11.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5 Payment of Expenses and Taxes.

(a) Indemnification by the Borrower. The Borrower agrees (i) to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the administration of the transactions contemplated hereby and thereby (including the monitoring of the Collateral), including, without limitation, the reasonable fees and disbursements of one primary counsel (and such necessary and appropriate local counsel) for the Administrative Agent and such additional counsel retained with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses incurred after the Effective Date in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent (and such necessary and appropriate local counsel) and one counsel for each other class of Lenders (in each case, subject to additional counsel as a result of actual or perceived conflicts of interest), and any reasonable Environmental Costs incurred by any of them arising out of or in any way relating to any Loan Party or any property in which any Loan Party has had any interest at any time, (iii) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery, administration and enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (iv) to pay, and indemnify and hold harmless each Lender, the Administrative Agent and the Other Representatives (and their respective Affiliates and the respective directors, trustees, officers, employees, controlling persons, agents, successors and assigns of each Lender, the Administrative Agent, the Other Representatives and their respective Affiliates) (each an “indemnified party”) from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (whether or not caused by any such Person’s own negligence (other than gross negligence as determined by a final, nonappealable judgment of a court of competent jurisdiction) and including, without limitation, the reasonable fees and disbursements of counsel) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether the Administrative Agent, any such Other Representative or any Lender is a party to the litigation or other proceeding giving rise thereto and regardless of whether any such litigation or other proceeding is brought by the Borrower or any other Person), including, without limitation, any of the foregoing relating to the violation of, noncompliance with, or liability under, any Environmental Laws or any orders, requirements or demands of Governmental Authorities related thereto applicable to the operations of the Borrower, any of its Subsidiaries or any of the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (but excluding proceedings and claims solely between or among the Lenders which involve no act or omission of the Borrower (but including proceedings brought by any Lender against the Administrative Agent or any of the Arrangers acting in its capacity as such)) (all the foregoing in this clause (iv), collectively, the “indemnified liabilities”), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any such Other Representative or any Lender with respect to Environmental Costs or indemnified liabilities arising from (x) the breach in bad faith, gross negligence or willful misconduct of such indemnified party (or any of its subsidiaries or any of its or their respective directors, trustees, officers, employees, agents, successors and assigns) as determined by a final, nonappealable judgment of a court of competent jurisdiction or (y) claims made or legal proceedings commenced against any indemnified party by any securityholder or creditor thereof arising out of and based upon rights afforded any such securityholder or creditor solely in its capacity as such (and not arising out of any act or omission of Holding or any of its Subsidiaries). The Borrower shall not be responsible for the fees and expenses of more than one primary counsel (and one local counsel in each appropriate jurisdiction) in each claim or proceeding (or series of related claims or proceedings) for which indemnification is sought by the indemnified parties except, in each case, with respect to additional counsel for the indemnified parties as a result of an actual or perceived conflict of interest. Notwithstanding the foregoing, except as provided in clauses (ii) and (iii) above, the Borrower shall have no obligation under this subsection 11.5 to the Administrative Agent, any Other Representative or any Lender with respect to any tax, levy, impost, duty, charge, fee, deduction or withholding imposed, levied, collected, withheld or assessed by any Governmental Authority (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder.

(b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under subsection 11.5(a) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the aggregate Total Outstandings at such time) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). The obligations of the Lenders under this subsection 11.5(b) are subject to the provisions of subsection 4.6(c).

11.6 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection 11.6(b), (ii) by way of participation in accordance with the provisions of subsection 11.6(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection 11.6(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection 11.6(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than, $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default described in subsection 9(a) or 9(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this subsection and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default described in subsection 9(a) or 9(f) (with respect to the Borrower only) has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) in the case of any Assignment and Assumption entered into on or prior to the Effective Date, such assignment is to an Eligible Assignee previously agreed in writing by the Administrative Agent and IPC or the Borrower; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to the Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment Resulting in Additional Non-Excluded Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending to the Borrower without the imposition of any additional Non-Excluded Taxes.

(viii) Notes. The assigning Lender shall deliver all Notes evidencing the assigned interests to the Borrower or the Administrative Agent (and the Administrative Agent shall deliver such Notes to the Borrower).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection 11.6(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and shall make all acknowledgments, representations and warranties required of a Lender hereunder, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be subject to the obligations under and entitled to the benefits of subsections 4.8, 4.9, 4.10 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request and upon surrender by the assigning Lender of all Notes evidencing the assigned interests, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 11.6(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the processing and recordation fee referred to in subsection (b)(iv) of this subsection 11.6 and any written consent to such assignment required by subsection (b)(iii) of this subsection 11.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. The entries in the Register shall be conclusive absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own Loans only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Loan Parties, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) the granting of such participation shall not require that any cost or expense of any kind at any time be borne by the Borrower or any Subsidiary thereof and shall not result in any increase in any payment of any kind to be made by the Borrower or any Subsidiary under any Loan Document unless the Borrower expressly agrees in writing to bear such cost, expense or increase in payment in connection with the relevant participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (ii) of the first proviso to subsection 11.1(a) that directly affects such Participant (it being understood that (i) any vote to rescind any acceleration made pursuant to Section 9 of amounts owing with respect to the Loans and other Obligations and (ii) any modifications of the provisions relating to amounts, timing or application of prepayments of Loans and other Obligations shall not require the approval of such Participant). Subject to subsection 11.6(e), the Borrower agrees that each Participant shall be entitled to the benefits of subsections 4.8, 4.9 and 4.10 (subject to the requirements of those sections, including timely delivery of forms pursuant to subsection 4.9) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 11.6(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. No Loan Party shall be obligated to make any greater payment under subsection 4.8 or 4.9 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made upon the request or with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of subsection 4.9 unless such Participant complies with subsection 4.9(e) and provides the forms and certificates referenced therein to the Lender that granted such participation.

(f) Voting Participants. Notwithstanding anything in this subsection 11.6 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender in the minimum amount of $5,000,000 on or after the Effective Date, (ii) is, by written notice to the Borrower and the Administrative Agent (a “Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit

Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the selling Lender; provided, however, that if such Voting Participant has at any time failed to fund any portion of its participation when required to do so and notice of such failure has been delivered by the selling Lender to the Administrative Agent, then until such time as all amounts of its participation required to have been funded have been funded and notice of such funding has been delivered by the selling Lender to the Administrative Agent, such Voting Participant shall not be entitled to exercise its voting rights pursuant to the terms of this subsection 11.6(f), and the voting rights of the selling Lender shall not be correspondingly reduced by the amount of such Voting Participant’s participation. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 11.6(f) shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower and the Administrative Agent. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name of such Voting Participant, as well as all contact information required of an assignee as set forth in Exhibit D, (B) state the dollar amount of the participation purchased and (C) include such other information as may be required by the Administrative Agent. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three Business Days of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Administrative Agent update or confirm there has been no change in the information set forth in Schedule 11.6(f) or delivered in connection with any Voting Participant Notification. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Bank without verification thereof and may also conclusively rely on the information set forth in Schedule 11.6(f), delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this subsection 11.6(f) and, unless and until notified thereof in writing by the selling Lender, may assume that there have been no changes in the identity of Voting Participants, the dollar amount of participations, the contact information of the participants or any other information furnished to the Borrower or the Administrative Agent pursuant to this subsection 11.6(f). The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.7 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this subsection shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this subsection shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

11.8 Non-Reliance on Administrative Agent and Other Lenders. Each Lender represents and warrants to each other party hereto that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges and agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its activities, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder.

11.9 Judgment. (a) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of this Agreement and any Note due to any party hereto or any holder of any bond shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such party or such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party or such holder (as the case may be) of any sum adjudged to be so due in the judgment currency such party or such holder (as the case may be) may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such party or such holder (as the case may be) in the original currency, the Borrower agrees as a separate obligation and notwithstanding any such judgment, to indemnify such party or such holder (as the case may be) against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to any party to this Agreement or any holder of Notes (as the case may be), such party or such holder (as the case may be), agrees to remit to the Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Loans and all other amounts payable hereunder.

11.10 Right of Set-Off. The Borrower hereby irrevocably authorizes the Administrative Agent, each Lender and each of their respective Affiliates at any time and from time to time without notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under subsection 9(a) so long as any amount remains unpaid after it becomes due and payable by the Borrower or any other Loan Party under this Agreement or any other Loan Document, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, such other Lender or any such Affiliate to or for the credit or the account of the Borrower, or any part thereof in such amounts as the Administrative Agent, such Lender or any such

Affiliate may elect. The Administrative Agent, each Lender and each of their respective Affiliates shall notify the Borrower and the Administrative Agent promptly of any such set-off and the application made by the Administrative Agent, such Lender or any such Affiliate of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, each Lender and each of their respective Affiliates under this subsection 11.10 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent, such Lender or any such Affiliate may have.

11.11 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.14 GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.15 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to (subject to clause (d) below) the exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent, any Lender or any other Secured Party to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any consequential or punitive damages.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of the Loan Documents and the Loans hereunder occurring on or prior to the Effective Date, the Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent, each Arranger and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (ii) none of the Administrative Agent, any Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, any Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger and any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with the Loan Documents or the Loans hereunder occurring on or prior to the Effective Date.

11.17 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18 Confidentiality. The Administrative Agent, the Other Representatives and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of Holding, Intermediate Holding, the Borrower or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of Holding, Intermediate Holding, the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent the Administrative Agent, any Other Representative or any Lender from disclosing any such information (i) to the Administrative Agent, any Lender or any other party hereto, (ii) to any Transferee, prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or credit insurance provider relating to the Borrower and its obligations which agrees to comply with the provisions of this subsection (or provisions no less restrictive than those of this subsection) pursuant to an instrument for the benefit of the Borrower (it being understood that each relevant disclosing Person shall be solely responsible for obtaining such instrument), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this subsection 11.18 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.18), (iv) upon the request or demand of any Governmental Authority or self-regulatory authority having or purporting to have jurisdiction over such Person or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that the disclosing Person shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder or under any other Loan Document or under any Interest Rate Protection Agreement or the enforcement of rights hereunder or thereunder, (vii) in connection with regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Person (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), or (ix) if, prior to such information having been so provided or obtained, such information was already in the Administrative Agent’s, an Other Representative’s or a Lender’s possession on a nonconfidential basis without a duty of confidentiality to the Borrower being violated, (x) with the consent of the Borrower, or (xi) on a confidential basis to (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder; provided, however, that the Borrower shall not be obligated to obtain a rating for this Agreement, the Facility hereunder or any Loan incurred pursuant hereto.

11.19 Existing Credit Agreement Amended and Restated; Designation.

(a) Amendment and Restatement. On the Effective Date, this Agreement shall amend and restate the Existing Credit Agreement in its entirety but, for the avoidance of doubt, this Agreement shall not constitute a novation of the parties’ rights and obligations thereunder. On the Effective Date, the rights and obligations of the parties hereto evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents, the Existing Term Loans shall remain outstanding and shall be deemed to be Loans under this Agreement. All loans, interest, fees and expenses owing or accruing under or in respect of the Existing Credit Agreement through the Effective Date shall be calculated as of the Effective Date (pro-rated in the case of any fractional periods if applicable), and shall be paid on the Effective Date.

(b) Notwithstanding paragraph (a) above or any other term of any Loan Document, the guarantee of the Obligations by IPC is, effective as of the Effective Date, hereby released and discharged in full and of no further force and effect; provided that the Administrative Agent, the Lead Arrangers and the Lenders shall have received all fees and expenses required to be paid or delivered by IPC to them on or prior to the Effective Date in the amounts previously agreed to in writing by IPC, the Other Representatives and the Administrative Agent in connection with this Agreement. It is the intent of the parties that neither IPC, nor any Subsidiary thereof, other than Intermediate Holding and its Subsidiaries, shall be obligated on, or otherwise be liable for, the Obligations, or shall provide any Collateral to secure the Obligations.

(c) The Borrower hereby designates this Agreement and the term loan facility evidenced hereby as a “Credit Facility” under, and as defined in, and for all purposes of, the 2013 Senior Notes Indenture, the 2014 Senior Notes First Supplemental Indenture and the 2016 Senior Notes Second Supplemental Indenture.

11.20 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of the Borrower and the Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.21 Electronic Execution of Assignments and Certain Other Documents. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender pursuant to procedures approved by it and provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.

11.22 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GRAPHIC PACKAGING INTERNATIONAL, LLC, as Borrower

By:	/s/ Stephen R. Scherger
	Name:	Stephen R. Scherger
	Title:	Senior Vice President and Chief
Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Mike Delaney
Name: Mike Delaney
Title: Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mike Delaney
Name: Mike Delaney
Title: Director

BNP PARIBAS, as a Lender

By:	/s/ Brendan Heneghan
Name: Brendan Heneghan
Title: Director

By:	/s/ Ade Adedeji
Name: Ade Adedeji
Title: Vice President